Exhibit I(1)(a)1

ABN 82 010 975 612

Progen Pharmaceuticals Limited ACN 010 975 612
Buy Back Offer Booklet

This document is an important document.  If you have any doubts as to what you should do, please consult your legal, tax or financial adviser.

If you have any questions in relation to the Buy Back Offer after reading this booklet, please contact the Company on +61 7 3842 3333

Contents

1.	Overview		1

	1.1	What is an off-market buy back?	1
	1.2	Why is Progen buying back Progen Shares?	1

2.	Buy Back Offer Terms and Conditions		2

	2.1	Buy Back Offer	2
	2.2	Buy Back Price	2
	2.3	Number of Buy Back Shares	2
	2.4	How many Shares can I sell in the Buy Back Offer?	2
	2.5	How will the scale back operate?	2
	2.6	Buy Back Offer Period	3
	2.7	Who may participate in the Buy Back Offer?	3
	2.8	Declining the Buy Back Offer	3
	2.9	Participating in the Buy Back Offer	4
	2.10	Effect of Submitting an Acceptance Notice	4
	2.11	Deemed acceptance	4
	2.12	Withdrawal or amendment of acceptance	5
	2.13	Buy back agreement	6
	2.14	Amendment or termination of the Buy Back Offer	6
	2.15	Payment of Buy Back Price	6
	2.16	Entitlement	7
	2.17	Restrictions	7
	2.18	Governing Law	7
	2.19	U.S. Holders	7

3.	Additional Information on the Buy Back		7

	3.1	What are the advantages of the Buy Back?	7
	3.2	What are the potential disadvantages of the Buy Back?	8
	3.3	How has Progen’s share price performed recently?	8
	3.4	What if I have more than one holding of Progen Shares?	9
	3.5	What if I hold Progen Shares jointly with another person?	9
	3.6	Progen Shares held by trustees and nominees	10

4.	Effect of the Buy Back Offer on Progen		10

	4.1	Effect of the Buy Back Offer on financial position	10
	4.2	Latest financial results of Progen	10
	4.3	Effect of the Buy Back Offer on Progen’s issued shares	10
	4.4	Effect of the Buy Back Offer on control of Progen	10

5.	Tax Implications for Progen Shareholders		11

	5.1	Australian tax implications for shareholders	11
	5.2	Tax implications for Australian resident shareholders	12
	5.3	Tax implications for foreign-resident shareholders	13
	5.4	Deemed dividend provisions	14
	5.5	Deemed market value consideration	14
	5.6	U.S. tax implications	14

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6.	Other information		15

	6.1	Directors’ interests in Progen Shares and Options of Progen	15
	6.2	ASX Relief	15
	6.3	Effect of rounding	15
	6.4	Expert Consent	15
	6.5	Privacy	16

7.	Definitions and Interpretation		16

	7.1	Definitions	16
	7.2	Interpretation	18

Annexure A - Proforma Accounts			19

Annexure B - U.S. Tax Implications			21

Annexure C - Independent Expert Report			28

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This is an important document and requires your immediate attention. It should be read in its entirety. To accept the Buy Back Offer:

A.                                                   Issuer Sponsored Holders

Please complete and sign the enclosed Acceptance Notice and send it to Computershare Investor Services Pty Limited, GPO Box 52, Melbourne, VIC, 8060, so that it is received by no later than 5.00pm Sydney time, Friday 24 April 2009.

B.                                                     CHESS Holders

Please instruct your controlling participant (normally your broker) in sufficient time for your controlling participant to process your acceptance no later than 5.00pm Sydney time, Friday 24 April 2009. If you have a CHESS holding, do not send the Acceptance Notice to Computershare Investor Services Pty Limited.

If you have any questions in relation to the Buy Back Offer please call Progen on +61 7 3842 3333.

Timetable of Important Dates

Event	Date

Record Date	7:00 pm Sydney time, Thursday 19 March 2009

Buy Back Offer Period opens	Monday 23 March 2009

General Meeting	Wednesday 22 April 2009

Buy Back Offer Period closes (acceptances to be received by 5:00 pm Sydney time)	Friday 24 April 2009

Announcement of scale back	Thursday 30 April 2009

Despatch of cheques	Wednesday 6 May 2009

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1.                  Overview

This booklet contains material information on the Buy Back Offer and is provided to enable you to make an informed decision on whether to vote in favour of the Buy Back Offer and whether to participate in the Buy Back Offer.

In inviting Progen Shareholders to participate in the Buy Back Offer, neither Progen nor the Directors are making a recommendation or providing any advice in relation to the value of the Progen Shares nor as to whether Progen Shareholders should participate in the Buy Back Offer.  Progen Shareholders should make their own individual choice as to whether or not to participate in the Buy Back Offer.

The Directors recommend that Progen Shareholders should obtain their own professional advice including taxation advice before participating in the Buy Back Offer.

A number of defined terms are used in this booklet which are explained in section 7.

1.1                What is an off-market buy back?

In a buy back, a company buys back some of its shares from its shareholders. A buy back is “off-market” when it is made to shareholders directly rather than through the share market.

1.2                Why is Progen buying back Progen Shares?

The key reasons for undertaking the Buy Back Offer is to offer Shareholders a choice of receiving cash or maintaining scrip.  Progen Shareholders can elect to receive:

•                                        cash consideration under the Buy Back Offer of $1.10 per share(1), or

•                                        maintaining scrip in Progen valued at $1.31 to $1.68 per share(2), or

•                                        a combination of the above two options.

Buy Back Offer of $1.10 per share is a 29.6% premium to share market prices - Based on the volume weighted average price for Progen for the period 1 February to 28 February 2009 ($0.8489 per share).

New strategy with sufficient funding — The Progen Board unanimously support the new strategy to commercialise PI-88 in the Taiwan market and to progress the development of other early stage compounds.  WHK Horwath, the independent expert appointed to report on the Buy Back Offer for Progen Shareholders, has valued the shares in Progen using a sum of the parts valuation that included a probability adjusted discounted cash flow analysis for commercialising PI-88 in Taiwan.  Should the Buy Back Offer be approved and if the entire $40 million available for the Buy Back Offer is taken up, the remaining Progen Shares are valued at $1.31 to $1.68 per share on a minority interest basis.

(1) The Buy Back Offer is subject to Shareholder approval and a cap of $40 million, representing 36,363,636 Shares or approximately 60% of Progen Shares on issue. If the cap is exceeded Shareholders will be scaled back on a pro-rata basis.

(2) WHK Horwath Securities Ltd, the independent expert appointed to report on the Buy Back Offer, has determined that should the Buy Back Offer be approved and if the entire $40 million available for the Buy Back Offer is taken up, the remaining Progen Shares are valued at $1.31 to $1.68 per share on a minority interest basis

No brokerage or stamp duty — No brokerage or stamp duty will be payable by Progen Shareholders who participate in the Buy Back Offer.

Further information on the advantages and disadvantages of the Buy Back Offer are contained in sections 3.1 and 3.2 of this booklet.

2.                  Buy Back Offer Terms and Conditions

2.1                Buy Back Offer

Progen invites you to sell your Progen Shares to Progen on the terms and conditions set out below. The number of Progen Shares which Progen will buy back from you will be determined in accordance with section 2.5.

2.2                Buy Back Price

The price Progen will pay for each Progen Share bought back is $1.10 per share.

2.3                Number of Buy Back Shares

The maximum amount Progen will spend to buy back Progen Shares is $40 million.

At the Buy Back Price of $1.10, this will amount to 36,363,636 Progen Shares, representing approximately 60% of Progen’s issued shares. If the total number of acceptances received, multiplied by the Buy Back Price, exceeds $40 million then there will be a scale back so that not more than $40 million worth of Progen Shares are bought back.  Details of how the scale back operates are set out below.

All Progen Shares bought back under the Buy Back Offer will be cancelled.

2.4                How many Shares can I sell in the Buy Back Offer?

The maximum number of Progen Shares you may sell in the Buy Back Offer is 100% of your shareholding. You may accept the Buy Back Offer for any number of Progen Shares. There is no minimum participation level.

If Progen receives Buy Back Offer acceptances for more than 36,363,636 Progen Shares, not all of the Progen Shares you have chosen to sell will be bought back, as a scale back will be required. See section 2.5 below.

2.5                How will the scale back operate?

If Progen receives acceptances for more than the value of Progen Shares it wishes to buy back, the number of Progen Shares to be bought back from each Progen Shareholder will be scaled back on a pro rata basis having regard to the total number of acceptances.

For example, if the Company buys back 36,363,636 Progen Shares compared with acceptances received from Progen Shareholders for 51,948,051 Progen Shares, or 85% of total shares on issue, a scale back of 30% is required i.e. the pro rata percentage that will be applied is 30%.

Shareholder	A	B	C

Progen Shares held on the Record Date	10,000	10,000	10,000

Progen Shares sold in Buy Back Offer	3,000	5,000	10,000

Impact of scale back	(900)	(1,500)	(3,000)

Progen Shares bought back	2,100	3,500	7,000

Progen Shares retained	7,900	6,500	3,000

Any scale back required will be calculated after the close of the Buy Back Offer Period and announced no later than Thursday 30 April 2009.

2.6                Buy Back Offer Period

The Buy Back Offer will remain open from 9:00am Sydney time on Monday 23 March 2009 to 5.00pm Sydney time on Friday 24 April 2009 unless withdrawn or extended at Progen’s discretion by making an announcement to ASX.

2.7                Who may participate in the Buy Back Offer?

Only those Progen Shareholders holding Progen Shares at 7.00pm Sydney time on Thursday 19 March 2009 and still holding Progen Shares at the time they lodge their Acceptance Notice may participate in the Buy Back Offer.

The Company reserves the right to reject an Acceptance Notice to the extent necessary, as determined by the Company, to ensure that there is no risk of any person breaching, nor an actual breach, of any Australian or foreign laws.

2.8                Declining the Buy Back Offer

You may choose not to participate in the Buy Back Offer and continue to hold all of your Progen Shares. In this case, no action is required by you.

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2.9                                               Participating in the Buy Back Offer

(a)                 Issuer Sponsored Holdings

Enclosed with this booklet is a personalised Acceptance Notice which contains instructions on how to participate in the Buy Back Offer.  If you wish to participate in the Buy Back Offer, you need to complete and sign your Acceptance Notice.

An Acceptance Notice should be returned to Progen’s Share Registry, Computershare Investor Services Pty Limited, so that it is received no later than 5.00pm Sydney time on Friday 24 April 2009. A reply paid envelope is enclosed for use within Australia.

(b)                 CHESS Holdings

If you have a CHESS Holding, you need only contact your controlling participant (normally your broker) in sufficient time for them to process your Acceptance Notice by no later than 5.00pm Sydney time on Friday 24 April 2009.

If you are a CHESS Holder, you may receive written confirmation from CHESS of the acceptance made on your holding or acceptances withdrawn by your controlling participant. Irrespective of its wording, this confirmation is not confirmation by Progen of any acceptance.

Once you lodge an Acceptance Notice, you will not be able to trade the accepted shares on ASX.

2.10                                        Effect of Submitting an Acceptance Notice

By signing and returning an Acceptance Notice, you will have:

(a)           agreed to sell to Progen on the Buy Back Date the number of Progen Shares determined under clauses 2.3 - 2.5;

(b)           warranted to Progen that on the Buy Back Date you are the registered holder of the Progen Shares being bought back, those Progen Shares are and will be free from any mortgage, charge, lien or other encumbrance (whether legal or equitable) or any third party rights and that you have the capacity to sell and transfer those Progen Shares to Progen; and

(c)           authorised Progen (and its officers and agents) severally to correct any error in or omission from your Acceptance Notice and to complete your Acceptance Notice by the insertion of any necessary details.

2.11                                        Deemed acceptance

If you purport to participate in the Buy Back Offer for a number of Progen Shares more than 100% of your holding of Progen Shares, you will be taken to have accepted the Buy Back Offer for 100% of your holding of Progen Shares.

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Progen may, at its sole discretion, at any time deem any acceptance it receives to be a valid acceptance, or disregard and treat as invalid any acceptance, as Progen determines appropriate, and may waive any or all of the requirements for acceptance of the Buy Back Offer.

2.12                                        Withdrawal or amendment of acceptance

Enclosed with this booklet is a Withdrawal/Amendment Form.  You may only withdraw or amend your acceptance by following the procedures set out below:

(a)                 Issuer Sponsored Holdings

To withdraw or amend an acceptance you have submitted, you will need to complete the enclosed Withdrawal/Amendment Form.

You may withdraw your acceptance in the Buy Back Offer by placing an ‘X’ in the ‘Withdrawal Box’ on the Withdrawal/Amendment Form, signing the form and sending it to the Share Registry. This withdrawal must be received by the Share Registry by no later than 5.00pm Sydney time on Friday 24 April 2009. You may not withdraw or amend your acceptance in the Buy Back Offer after this time.

You may amend your acceptance by placing an ‘X’ in the ‘Amendment Box’ on the Withdrawal/Amendment Form, inserting the number of shares you wish to accept in section B of the form, signing the form and sending it to the Share Registry.  This amendment must be received by the Share Registry by no later than 5:00pm Sydney time on Friday 24 April 2009.  You may not amend your acceptance in the Buy Back Offer after this time.

Withdrawals and amendments made in accordance with this procedure will take effect once they have been received and processed by the Share Registry.  You can contact the Share Registry to find out if your withdrawal or amendment has been successfully processed or to obtain additional Withdrawal/Amendment Forms, on 1300 552 270 from within Australia or +61 3 9415 4000 from outside of Australia.

(b)                 CHESS Holdings

If you have a CHESS Holding you will need to instruct your controlling participant in sufficient time for them to process your withdrawal or amendment by no later than 5.00pm Sydney time on Friday 24 April 2009.

Do not send a Withdrawal/Amendment Form to the Share Registry, as it cannot process this form. Only your controlling participant can withdraw or amend an acceptance on your behalf.

A withdrawal or amendment made by a controlling participant will take effect in accordance with the CHESS procedures.

If you are a CHESS Holder, you may receive written confirmation from CHESS of the withdrawal or amendment made by your controlling participant. Irrespective of its wording, this confirmation is not an acknowledgment by Progen of the withdrawal or amendment of your acceptance.

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Withdrawals and amendments made in accordance with this procedure will take effect once they have been received and processed by the Share Registry. You can contact the Share Registry to find out if your withdrawal or amendment has been successfully processed on 1300 552 270 from within Australia or +61 3 9415 4000 from outside of Australia.

You should not sell any of the Progen Shares in respect of which you have submitted an acceptance until you have confirmed that your withdrawal or amendment has been successfully processed.  If you sell any Progen Shares after you submit an acceptance, and at the Buy Back Date you do not hold at least the number of Progen Shares in respect of which you have accepted, Progen may, in its absolute discretion, reject your acceptance or treat your acceptance as if you had accepted the number of Progen Shares held by you at the end of the Buy Back Offer Period (provided you also held no less than that number of Progen Shares at the Record Date).

If you have submitted a Withdrawal/Amendment Notice in respect of a withdrawal of an Acceptance Notice, you may submit another Acceptance Notice provided such Acceptance Notice is received no later than 5.00pm Sydney time on Friday 24 April 2009.

If you do not wish to withdraw or amend your acceptance you do not need to complete nor submit the Withdrawal/Amendment Form.

2.13                                        Buy back agreement

Once the agreement to buy back Progen Shares is entered into, the rights attaching to the Progen Shares, including voting and dividend rights, are suspended until the agreement is terminated or the Progen Shares are cancelled on transfer to Progen. The agreement to buy back Progen Shares will be entered into on the Buy Back Date after application of any scale back required.

Once the buy back agreement is entered, you cannot withdraw, revoke or amend your acceptance.

2.14                                        Amendment or termination of the Buy Back Offer

Progen reserves the right, by making an announcement to ASX, to amend the terms of the Buy Back Offer or to extend the period of the Buy Back Offer at any time on or before the Buy Back Date.

Progen reserves the right to terminate the Buy Back Offer at any time before the Buy Back Date by making an announcement to ASX.

2.15                                        Payment of Buy Back Price

If you have your Progen Shares bought back, Progen will despatch you a cheque by Wednesday 6 May 2009.  Except for U.S. Holders, cheques will be in Australian currency. U.S. Holders will be paid in U.S. dollars (AU/U.S. exchange rate to be taken to be USD0.67 per AUD1).

Cheques will be sent, at your risk, by mail addressed to you at the address shown in the register of members at the close of the Buy Back Offer Period unless prior to despatch you advise the Share Registry in writing of a different address.

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If at the time you lodge an Acceptance Notice, you are resident in, or a resident of, a place outside Australia to which the Banking (Foreign Exchange) Regulations apply, you will not be entitled to receive the Buy Back Price until all requisite authorities or clearances have been received.

2.16                                        Entitlement

Your rights under the Buy Back Offer are personal and may not be transferred by you. Any purported transfer of rights will not be recognised.

2.17                                        Restrictions

Progen will not accept any Acceptance Notice which it may not lawfully accept or which, if accepted, would give rise to an illegal or unenforceable buy back agreement or a buy back agreement which Progen cannot otherwise lawfully perform.

The Company will reserve the right to reject an acceptance to the extent necessary, as determined by the Company, to ensure that there is no risk of any person breaching, nor an actual breach of any Australian or foreign laws.

2.18                                        Governing Law

The Buy Back Offer, any acceptance of the Buy Back Offer and any buy back agreement entered into in connection with the Buy Back Offer will be governed by the laws of Queensland.

2.19                                        U.S. Holders

If you are a shareholder located in the United States, you should be aware that the disclosure requirements regarding the Buy Back Offer are different from the requirements that would apply if the buy back was for shares of a United States company. Furthermore, because most of Progen’s Directors and executive officers reside outside the United States and all or a substantial portion of the assets of these persons and a substantial portion of Progen’s assets are located outside the United States, it may not be possible for shareholders to effect service of process within the United States upon such persons or to enforce against them judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States.

3.                                                      Additional Information on the Buy Back

3.1                                               What are the advantages of the Buy Back?

The Progen Board considers that the advantages of the Buy Back are as follows:

(a)                                                   Progen Shareholders will have the following options:

•                                          cash consideration under the Buy Back Offer of $1.10 per share(3), or

(3) The Buy Back Offer is subject to Shareholder approval and a cap of $40 million, representing 36,363,636 Shares or approximately 60% of Progen Shares on issue. If the cap is exceeded Shareholders will be scaled back on a pro-rata basis.

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•                                          maintaining scrip in Progen valued at $1.31 to $1.68 per share(4), or

•                                          a combination of the above two options;

(b)                 all eligible Progen Shareholders have an equal opportunity to participate and can choose whether and to what extent they participate (subject to any pro rata scale back);

(c)                 eligible Progen Shareholders will have the opportunity to sell some of their Progen Shares at a price which may be above the market price available on ASX;

(d)                 it is an efficient way to return capital to Progen Shareholders;

(e)                 Progen Shareholders should not have to pay brokerage or appoint a stockbroker to accept the Buy Back Offer; and

(f)                  Progen Shareholders who choose not to participate in the Buy Back Offer can retain their Progen Shares and benefit from any future increase in the share price.

3.2                                               What are the potential disadvantages of the Buy Back?

The Progen Board does not consider that the Buy Back Offer poses any significant disadvantages to Progen Shareholders.  However, in making their decision whether to participate in the Buy Back, Progen Shareholders should evaluate the following factors:

(a)                 there will be a reduction in the number of Progen Shares on issue, which may decrease liquidity on ASX; and

(b)                 by returning surplus capital, Progen may not be able to respond quickly to any investment opportunities in the future if it has to raise further funds in order to do so. However, Progen believes that the capital to be returned to Progen Shareholders will not impact on Progen’s ability to proceed with the new strategy of commercialising PI-88 in Taiwan.

3.3                                               How has Progen’s share price performed recently?

The number of Progen Shares on issue as at 11 March 2009 is 60,545,131.

The closing price of Progen Shares on ASX on 11 March 2009 was $0.91.

The highest and lowest market sale prices and the volume weighted average prices of Progen Shares during each of the preceding six months were as follows:

(4) WHK Horwath Securities Ltd, the independent expert appointed to report on the Buy Back Offer, has determined that should the Buy Back Offer be approved and if the entire $40 million available for the Buy Back Offer is taken up, the remaining Progen Shares are valued at $1.31 to $1.68 per share on a minority interest basis

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Progen Share Price Information

Month	Low	High	VWAP

September 2008	$0.63	$0.74	$0.6790

October 2008	$0.61	$0.73	$0.6668

November 2008	$0.595	$0.80	$0.6775

December 2008	$0.70	$0.92	$0.8130

January 2009	$0.765	$0.885	$0.8350

February 2009	$0.80	$0.895	$0.8489

March 2009 (up to 11 March 2009)	$0.77	$0.91	$0.882

Progen has 5,639,538 Options on issue.  All outstanding Options are at exercise prices that are materially above the current market share prices. Therefore it is unlikely that any of these Options will be exercised before the Record Date. However, if any Options are exercised, the number of Progen Shares on issue, and subject to acceptances of the Buy Back Offer, would increase.

3.4                                               What if I have more than one holding of Progen Shares?

You will receive an Acceptance Notice for each separate holding of Progen Shares in Progen (for example, if you hold some Progen Shares in your name and some Progen Shares jointly with your spouse you will receive two Acceptance Notices). You may accept the Buy Back Offer for any or all of your separate holdings provided that you follow the instructions on each Acceptance Notice for each holding you wish to sell.

3.5                                               What if I hold Progen Shares jointly with another person?

If you hold your Progen Shares jointly with another person/s (for example, your spouse) the Acceptance Notice must be signed by all joint holders.

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3.6                                               Progen Shares held by trustees and nominees

Trustees and nominees who hold Progen Shares should inform the beneficial owners of the Progen Shares about the Buy Back Offer, subject to any legal restrictions in the countries where such beneficial owners are resident, and then aggregate all Acceptance Notices received from beneficial owners.  It is the responsibility of the trustee or nominee to lodge an aggregated Acceptance Notice on behalf of all beneficial owners.

Trustees and nominees, and any other registered holders with Progen Shares held on behalf of a beneficial owner, should be aware that any scale back will be applied on a registered holder basis only.  However, subject to local jurisdiction law, trustees and nominees may be required to apply any scale back to beneficial holders on a pro rata basis.  It is the responsibility of the registered holder to aggregate all instructions received from any underlying beneficial owners and submit one combined Acceptance Notice (if any).

4.                                                      Effect of the Buy Back Offer on Progen

4.1                                               Effect of the Buy Back Offer on financial position

The purchase price for Progen Shares bought back will be funded from existing cash reserves.  If the maximum number of Progen Shares is bought back, then the cash balance of Progen will be reduced by approximately $40 million.

The effect of the Buy Back Offer on Progen’s balance sheet is indicated in the proforma balance sheet as at 31 December 2008 in section 1.1(a) of Annexure A.

The effect on the Buy Back Offer on the cash resources of Progen is set out in sections (b) and (c) of Annexure A.

4.2                                               Latest financial results of Progen

The last annual report of Progen, including its financial statements and reports for the financial year ended 30 June 2008 and half year ended 31 December 2008, can be accessed at Progen’s announcement platform on the ASX website (www.asx.com.au) or on Progen’s website (www.progen-pharma.com) or by calling Progen on +61 7 3842 3333.

4.3                                               Effect of the Buy Back Offer on Progen’s issued shares

As at 11 March 2009, Progen had 60,545,131 shares on issue. Assuming the total value of Progen Shares bought back is $40 million and assuming that this results in around 36,363,636 Progen Shares being bought back, approximately 60% of all Progen Shares on issue would be transferred to Progen. All Progen Shares that Progen buys back will be cancelled.

4.4                                               Effect of the Buy Back Offer on control of Progen

If the entire $40 million available in the Buy Back Offer is taken up it is possible that Shareholders who currently hold more than 1.2 million Progen Shares and choose to not participate in the Buy Back Offer will become substantial shareholders .

However, the effect of the Buy Back Offer on control of Progen will not be known until after the end of the Buy Back Offer Period.

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5.                                                      Tax Implications for Progen Shareholders

5.1                                               Australian tax implications for shareholders

(a)                                                   Overview

The following is a general summary of the Australian income tax implications for shareholders who participate in the Buy Back Offer. This summary covers the Australian income tax implications for the following class of shareholders:

•                                                         Australian residents; and

•                                                         Foreign residents holding shares on capital account.

The Buy Back Offer will constitute an “off-market” share buy back for the purposes of Australian income tax law. As outlined below, no component of the Buy Back Price should be treated as a dividend, and the Buy Back Offer proceeds received should be used to determine the shareholder’s income tax position.

With respect to the Australian tax implications, Progen has applied for a class ruling from the Australian Taxation Office (“ATO”) dealing with certain taxation issues impacting the shareholders listed above (“Class Ruling”). Essentially, there are two main taxation issues to be ruled upon by the ATO, being:

•                                                         that certain deemed dividend rules directed at the provision of capital benefits in substitution for dividends will have no application to the Buy Back Offer; and

•                                                         that the proceeds received as a result of participating in the Buy Back Offer ($1.10 per share) will not be substituted with a higher amount in determining the shareholder’s income tax position.

Whilst this summary reflects the expected outcomes to be confirmed by the ATO in the Class Ruling, the Class Ruling cannot be issued until after this buy-back is completed.

Although it is not anticipated to be the case, when the Class Ruling is issued by the ATO, it is possible that it may express a view contrary to that as set out in this booklet. Based on the current timetable, the ATO is likely to issue their final Class Ruling before 30 June 2009. Progen will release the final Class Ruling to the ASX when received and post it on Progen’s website.

This summary is of a general nature only and is not intended to be legal, accounting or specific taxation advice and should not be relied upon as such. We recommend that you consult your professional advisor regarding your tax implications of participating in this Buy Back Offer.

This summary is based on Australian income tax law and practice as at the date of this booklet.

(b)                                                  General

The Buy Back Offer will constitute an “off-market” share buy-back for the purposes of Australian income tax law.

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Progen will debit the whole of the proceeds to be paid under the Buy Back Offer to its share capital account. Where this is the case, no part of the proceeds should constitute a dividend paid by Progen. However, certain deemed dividend provisions in the Australian income tax law are directed at the provision of capital benefits and can override this treatment (see section 5.4).

The Buy Back Offer will be conducted as a fixed price buy back at a price of $1.10 per share. Ordinarily, the Buy Back Price would be the consideration received by Shareholders for the sale of their Shares. However, it is possible under Australian income tax law that the buy back price of a share can be deemed to be a modified market value if this amount is more than the consideration received and certain other conditions are present (see section 5.5).

5.2                                               Tax implications for Australian resident shareholders

(a)                                                   Shares held on capital account

The following discussion is prepared on the basis that Progen will debit the Buy Back Offer proceeds entirely to share capital and that the Buy Back Price will be the capital proceeds for Capital Gains Tax (“CGT”) purposes.

Shareholders that sell some or all of their Shares under the Buy Back Offer will be taken to have disposed of those shares for CGT purposes. An Australian resident Shareholder will be treated as having disposed of each Share for $1.10.

Generally, a Shareholder’s CGT cost base will be the amount the Shareholder paid to acquire the Share, together with any incidental costs in respect of acquisition and disposal.

A Shareholder will make a capital gain when their shares are bought back if the CGT cost base of the Shares disposed of under the Buy Back is less than the capital proceeds.

The calculation of the capital gain is dependent upon the term that the shares are held for, and the type of entity disposing of the shares.

Where the shares have been held for at least 12 months, the shareholder may be able to apply the discount capital gain method in calculating the capital gain on disposal. Under this method, a resident individual or trust shareholder will include one-half of the capital gain (being the excess of the capital proceeds over the CGT cost base) in their assessable income. Complying superannuation entity shareholders will include two-thirds of the capital gain in their assessable income. Companies are required to include the full amount of the capital gain in their assessable income. If the shareholder has any current or prior year capital losses, subject to certain conditions being satisfied, these are applied to offset the capital gain before discounting the capital gain, as applicable.

Where the shares have been held for less than 12 months, the discount capital gain method is not available. A shareholder will include the entire capital gain, being the excess of the capital proceeds over the CGT cost base, in their assessable income.

If a shareholder has any current or prior year revenue tax losses, subject to certain conditions being satisfied, these may also be applied to offset any capital gain remaining after applying the relevant discount.

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A shareholder will make a capital loss when their shares are bought back to the extent that the reduced cost base (generally equal to the cost base, but in some circumstances, adjusted downwards for various items) of the shares disposed of under the Buy Back Offer exceeds the capital proceeds. A capital loss made as a result of the Buy Back Offer can only be offset against capital gains (before applying the relevant discount). To the extent that a shareholder has unrecouped capital losses in an income year, these losses may be carried forward to a later income year to be offset against any future capital gains. If a shareholder has unrecouped capital losses of a previous income year, subject to certain conditions being satisfied, these capital losses may be offset against a current year or a future year capital gain.

(b)                                                  Shares held on revenue account

The following discussion is prepared on the basis that Progen will debit the Buy Back Offer proceeds entirely to share capital and that the Buy Back Price will be the sales consideration received.

Where shares are held as trading stock, the sale consideration is included in the assessable income of the shareholder. A shareholder may be entitled to a deduction in accordance with the usual deduction and trading stock provisions.

Where the shares are held on revenue account but not as trading stock, the amount by which the sale consideration per share exceeds the cost per share is included in the shareholder’s assessable income. Correspondingly, if the cost exceeds the sale consideration per share the difference is an allowable deduction.

5.3                                               Tax implications for foreign-resident shareholders

You should note that we have not addressed the tax implications for foreign resident shareholders who hold their shares on revenue account. The relevant implications (including application of double tax treaties) can be complex and you should seek specific professional advice.

(a)                                                   Shares held on capital account

The following discussion is prepared on the basis that Progen will debit the Buy Back Offer proceeds entirely to share capital and that the Buy Back Price will be the capital proceeds for CGT purposes.

It is only in the restricted situations where the shares are Taxable Australian Property (“TAP”) that shares under the Buy Back Offer will be taken to have been disposed of for Australian CGT purposes and will be treated as having been disposed of for $1.10 per share.

Where shares are not TAP, any capital gain or capital loss made by a foreign resident shareholder is disregarded.

It is Progen’s opinion that its shares are not “indirect Australian real property interests”, and therefore not TAP. Therefore, a foreign resident shareholder would only be subject to Australian CGT where:

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•                                                         the shares have been used at any time in carrying on a business through a permanent establishment in Australia, or

•                                                         they are an individual and they made an election when ceasing to be an Australian resident to treat their shares as TAP.

A capital gain or capital loss for a foreign resident is generally calculated in the same way as an Australian resident. Foreign resident shareholders should seek independent professional advice in this regard as a foreign resident’s tax liability could be affected by any relevant double tax treaty.

5.4                                               Deemed dividend provisions

The Australian income tax legislation contains certain deemed dividend provisions which operate where capital benefits are streamed to particular shareholders who can obtain greater benefits from the capital benefits than other shareholders.

Progen concludes that these provisions do not apply and has sought a Class Ruling from the ATO seeking confirmation from the Commissioner of Taxation that this buy-back, as contemplated by Progen, will not result in the Commissioner making a determination pursuant to these deemed dividend provisions. Progen does not expect that the Commissioner of Taxation will seek to apply these provisions. This will be confirmed when the Class Ruling is issued following completion of the Buy Back.

5.5                                               Deemed market value consideration

Under the “off-market” share buy back provisions contained in the Australian income tax legislation, the buy back price received by a shareholder is ordinarily the sales consideration for taxation purposes for that shareholder. However, if the buy back price of a share is considered by the ATO to be less than the amount that would have been the market value of a share at the time of the buy back (calculated on the basis that this buy-back did not occur and was never proposed to occur), the sales consideration to each participating shareholder can be deemed to be the higher modified market value.

Progen does not expect that an amount greater than $1.10 per share will be required to be used in determining the shareholder’s income tax position.

Progen has sought a Class Ruling from the ATO seeking confirmation from the Commissioner of Taxation that the Buy Back Offer, as contemplated by Progen, will not result in an amount greater than $1.10 per share being required to be used by shareholders in determining their income tax position.

5.6                                               U.S. tax implications

Progen Shareholders in the United States should consider carefully the U.S. tax consequences of participating in the Buy Back Offer.  General information on U.S. tax consequences are set in Annexure B.

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6.                                                      Other information

6.1                                               Directors’ interests in Progen Shares and Options of Progen

As at 11 March 2009, the relevant interest of each Progen Director in Progen Shares is as follows:

Director	Number of Progen Shares	Number of options to acquire Progen Shares
Dr Mal Eutick	17,693	885
Justus Homburg	52,778	531,389
Patrick Burns	556	28
Stephen Chang	820,300	41,014
John Lee	—	—
Robert Williamson	25,000	—

Mr Robert Williamson does not intend to sell his Progen Shares in the Buy Back Offer unless he ceases to be a Progen Director for any reason.

Mr Stephen Chang is reviewing his personal circumstances before confirming if he will participate in the Buy Back Offer.

None of the other Progen Directors currently intend to sell their Progen Shares into the Buy Back.

Please note that by proposing this Buy Back Offer, none of Progen or its Directors are making a recommendation or providing any advice in relation to whether Progen Shareholders should sell any of their shares to Progen into the Buy Back Offer.  Progen Shareholders should make their own individual choice whether or not to participate in the Buy Back Offer.

6.2                                               ASX Relief

Progen must comply with certain time requirements under Listing Rule 7.40 and Appendix 7A paragraph 9 when it undertakes a buy back. ASX has granted Progen a waiver from such time requirements to allow Progen to set the Record Date at least seven business days after the announcement of the Buy Back Offer.

6.3                                               Effect of rounding

A number of figures, amounts, percentages, prices, estimates, calculations of value and fractions in this booklet are subject to the effect of rounding.  Accordingly, the actual calculation of these figures may differ from the figures set out in this booklet.

6.4                                               Expert Consent

WHK Horwath Securities Ltd (“WHK Horwath”) has prepared the Independent Expert’s Report set out in Annexure C and has consented to the inclusion in the Buy Back Offer booklet of its report and of statements based on its report, in the form and context in which they appear, and has not withdrawn that consent as at the date of the Buy Back Offer booklet.

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6.5                                               Privacy

Progen is carrying out the Buy Back Offer in accordance with the Corporations Act.  This involves the collection of personal information contained in the Acceptance Notice to process your acceptance.  If you do not provide this information, Progen may be hindered in, or prevented from, receiving your Acceptance Notice.

The personal information collected by Progen will only be disclosed to its Share Registry, to a print and mail service provider, to advisers of Progen in relation to the Buy Back Offer and to financial institutions in respect of payments to you in connection with the Buy Back Offer or as otherwise authorised by law.

If you wish to access your personal information collected by Progen in relation to your holding of Progen Shares, please write to Progen care of its Share Registry at the mailing address set out in the Acceptance Notice.

7.                                                      Definitions and Interpretation

7.1                                               Definitions

In this booklet, the Acceptance Notice and the Withdrawal/Amendment Form, unless the context otherwise requires:

Acceptance Notice means the notice to be sent by Progen Shareholders (or if a Progen Shareholder has a CHESS Holding, their controlling participant) to Computershare Investor Services Pty Ltd notifying Progen that the Progen Shareholder is accepting the Buy Back Offer and to what extent.

ASIC means the Australian Securities and Investments Commission.

ASX means ASX Limited ACN 008 624 691.

ATO means Australian Taxation Office.

Banking (Foreign Exchange) Regulations means Banking (Foreign Exchange) Regulations 1959 (Commonwealth).

Board, Progen Board means Progen’s board of directors.

Buy Back Date means the date Progen enters into the buy back agreements, which is expected to be Thursday 30 April 2009, after any application of the scale back.

Buy Back Offer means the buy back of Progen Shares proposed, or to be effected, in accordance with the terms of this booklet and the Acceptance Notice.

Buy Back Offer Period means the time period beginning when the Buy Back Offer opens and ending when the Buy Back Offer closes set out in section 2.6.

Buy Back Price means $1.10 per Progen Share.

Buy Back Shares the number of Progen Shares bought back in the Buy Back Offer.

CGT means capital gains tax.

CHESS means the Clearing House Electronic Sub-register System.

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CHESS Holding means a holding of Shares on the CHESS sub-register of Progen.

Corporations Act means the Corporations Act 2001 (Commonwealth).

Directors, Progen Directors means the board of directors of Progen.

General Meeting means the meeting to be held at Kamisama Room, Level 6, 320 Adelaide Street, Christie Corporate Building, Brisbane QLD 4000 on Wednesday, 22 April 2009 at 10.00 am.

Issuer Sponsored Holding means a holding of Progen Shares on the issuer sponsored subregister of Progen.

Listing Rules means the Listing Rules of ASX as they apply subject to any written waiver by ASX.

Notice of Meeting means the notice of general meeting dated 12 March 2009.

NTA means net tangible asset value per share.

Options means options granted by Progen to be issued Progen Shares.

Progen, the Company, we means Progen Pharmaceuticals Limited ACN 010 975 612.

Progen Share, Share means a fully paid ordinary share in the capital of Progen which confers upon the holder an entitlement to participate in the Buy Back Offer.

Progen Shareholder, Shareholder means a holder of Progen Shares.

Record Date means 7.00 pm Sydney time, Thursday 19 March 2009.

Share Registry means Computershare Investor Services Pty Limited ACN 078 279 277.

U.S. Holder means a holder of Progen Shares resident in the United States.

Withdrawal/Amendment Form means the form enclosed with this Buy Back Offer Booklet to withdraw or amend an Acceptance Notice.

WHK Horwath means WHK Horwath Securities Ltd ACN 010 208 107, an independent expert appointed by Progen to report on whether Progen Shareholders should vote for or against the Buy Back Offer and as a consequence have an option to participate in the Buy Back Offer.  WHK Horwath were not instructed to and do not provide any opinion or recommendation as to whether or not Progen Shareholders should sell any Progen Shares in the Buy Back Offer.

You or Progen Shareholder means a holder of Progen Shares.

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7.2                                               Interpretation

In this booklet and the Acceptance Notice, unless the context otherwise requires:

(a)                 the singular includes the plural and vice versa and words importing one gender include other genders;

(b)                 other parts, of speech and grammatical forms of a word or phrase defined in this booklet have a corresponding meaning;

(c)                                                   terms defined in the Corporations Act have the meanings given to them in the Corporations Act;

(d)                                                  a reference to any currency is a reference to Australian currency;

(e)                                                   a reference to a section or clause is a reference to a part of this booklet; and

(f)                                                     a reference to time is a reference to the time in Brisbane.

The postal acceptance rule does not apply to the participation in this acceptance.

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Annexure A -  Proforma Accounts

(a)           Proforma balance sheet as at 31 December 2008

Set out below is the proforma balance sheet on 31 December 2008 assuming the Buy Back Offer of $40 million is fully subscribed and the estimated transaction costs are $0.7 million.

	31 December 2008	Buy Back	Transaciton Costs	Proforma
Proforma Balance Sheet	AUD $’000	AUD $’000	AUD $’000	AUD $’000

ASSETS
Current assets
Cash and cash equivalents	72,912	(40,000)	(700)	32,212
Trade and other receivables	557			557
Other current assets	347			347
	73,816	(40,000)	(700)	33,116
Assets held for sale	738			738
Total Current Assets	74,554	(40,000)	(700)	33,854

Non current assets
Property, plant and equipment	478			478
Intangible assets	3,185			3,185
Other	156			156
Total non current assets	3,819	0	0	3,819
Total assets	78,373	(40,000)	(700)	37,673

LIABILITIES
Current liabilities
Trade and other payable	3,895			3,895
Provisions	150			150
Other liabilities	0			0
	4,045	0	0	4,045
Liabilities from assets held for sale	272			272
Total current liabilities	4,317	0	0	4,317
Non current liabilities
Provisions	209			209
Other liabilities	0			0
Total non current liabilities	209	0	0	209
Total liabilities	4,526	0	0	4,526

Net assets	73,847	(40,000)	(700)	33,147

EQUITY
Contributed equity	191,472	(40,000)		151,472
Reserves	3,361			3,361
Accumulated losses	(120,986)		(700)	(121,686)
Total equity	73,847			33,147

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(b)           Proforma cash and cash equivalents balance as at 28 February 2009

Set out below is the proforma unaudited cash and cash equivalent balances on 28 February 2009 assuming the Buy Back Offer of $40 million is fully subscribed and the estimated transaction costs are $0.7 million.

28 February 2009
Proforma cash and cash equivalent balances	AUD $’000
Cash & cash equivalents at 31 December 2008	72,912
Less cash outflows for the two months ended 28 February 2009	(778)
Cash & cash equivalents at 31 December 2008 excluding share buyback	72,134
Estimated transaction costs	(700)
Maximum potential share buy back	(40,000)
Cash & cash equivalents at 28 February 2009 net of maximum share buyback and estimated transaction costs	31,434

Note: Progen estimates the cash & cash equivalent balance at 30 April 2009 net of the maximum Buy Back Offer, estimated transaction costs, and cash burn for the period 1 March 2009 to 30 April 2009 to be $28 million.

(c)           Sensitivities of the Buy Back Offer

The following table illustrates the sensitivities associated with less than 100% participation in the Buy Back Offer, including the financial impact in terms of the cash and cash equivalent balances.

	Buyback	Number of	Cash balance (1)
Buyback	Amount	Progen shares	post Buy Back
Percentage	AUD $’000	post Buy Back	AUD $’000

100%	40,000	24,181,495	31,434
75%	30,000	33,272,404	41,434
50%	20,000	42,363,313	51,434
25%	10,000	51,454,222	61,434
0%	—	60,545,131	71,434

(1) Proforma combined cash and cash equivalents balance as at 28 February 2009, net of Buy Back and estimated transaction costs

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Annexure B - U.S. Tax Implications

The following discussion summarises the principal U.S. federal income tax considerations relating to the U.S. Holders who accept and sell Progen Shares to the Company pursuant to the Buy Back Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect on the date hereof, and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect  to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding  the tax consequences of the Buy Back Offer or that any such contrary position would not be sustained by a court. This summary does not describe any state, local or non-U.S. tax law considerations, or any aspect of U.S. federal tax law other than income taxation; U.S. Holders are urged to consult their own tax advisors regarding such matters.

This discussion is limited to U.S. Holders who hold their Progen Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not purport to address all material federal income tax consequences that may be relevant to a U.S. holder of Progen Shares. This summary does not take into account the specific circumstances of any particular investors, some of which (such as tax-exempt entities, banks or other financial institutions, insurance companies, broker-dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, real estate investment trusts, U.S. expatriates, investors liable for the alternative minimum tax, partnerships and other pass-through entities, investors that own or are treated as owning 10% or more of our voting stock, investors that hold Progen Shares as part of a straddle, hedge, conversion or constructive sale transaction or other integrated transaction, and U.S. holders whose functional currency is not the U.S. dollar) may be subject to special tax rules.

As used below, a “U.S. Holder” is a beneficial owner of Progen Shares that is, for U.S. federal income tax purposes, (i) a citizen or resident alien individual of the United States, (ii) a corporation (or an entity taxable as a corporation) created or organised under the law of the United States, any State thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax without regard to its source, or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.  For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of an ordinary share or warrant that is (i) a non-resident alien individual, (ii) a corporation (or an entity taxable as a corporation) created or organised in or under the law of a country other than the United States or a political subdivision thereof or (iii) an estate or trust that is not a U.S. holder. This discussion does not address any aspect of U.S. federal gift or estate tax, or state, local or non-U.S. tax laws. Additionally, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold ordinary shares through such entities. If a partnership (including for this purpose any entity treated as a partnership for U.S. federal tax purposes) is a beneficial owner of ordinary shares or warrants, the U.S. federal tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A holder of Progen Shares that is a partnership and partners in that partnership are urged to consult their own tax advisers regarding the U.S. federal income tax consequences of purchasing, holding and disposing of the Progen Shares.

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GIVEN THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR INVESTOR MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS.

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS UNDER TREASURY CIRCULAR 230, WE INFORM YOU THAT (1) ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES CONTAINED IN THIS INFORMATION CIRCULAR (INCLUDING ANY ATTACHMENTS), UNLESS OTHERWISE SPECIFICALLY STATED, IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE U.S. INTERNAL REVENUE CODE, (2) SUCH DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE MATTERS ADDRESSED BY THIS INFORMATION CIRCULAR, AND (3) EACH U.S. HOLDER SHOULD SEEK ADVICE BASED UPON HIS, HER OR ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Passive Foreign Investment Company Rules

A special set of U.S. federal income tax rules applies to a foreign corporation that is a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. The Company believes, based on its audited financial statements and relevant market and shareholder data, that it was a PFIC for U.S. federal income tax purposes for its June 30, 2008 taxable year, which would significantly impact the U.S. federal income tax consequences to U.S. Holders. The Company is uncertain regarding its potential PFIC status for the taxable year ending June 30, 2009. The Company’s actual PFIC status for a given taxable year will not be determinable until the close of such year and, accordingly, no assurances can be given regarding the Company’s PFIC status in its taxable year ending June 30, 2009 or any future year.

In general, a foreign corporation is a PFIC if at least 75% of its gross income for the taxable year is passive income or if at least 50% of its assets for the taxable year produce passive income or are held for the production of passive income. In general, passive income for this purpose means, with certain designated exceptions, dividends, interest, rents, royalties (other than certain rents and royalties derived in the active conduct of trade or business), annuities, net gains from dispositions of certain assets, net foreign currency gains, income equivalent to interest, income from notional principal contracts and payments in lieu of dividends. The determination of whether a foreign corporation is a PFIC is a factual determination made annually and is therefore subject to change. Subject to exceptions pursuant to certain elections that may require the payment of tax, once stock in a foreign corporation is classified as stock in a PFIC in the hands of a particular shareholder that is a U.S. person, it remains stock in a PFIC in the hands of that shareholder.

A U.S. Holder who held Progen Shares while the Company was a PFIC (i.e., because the Company was a PFIC in its taxable year ending June 30, 2008) may be subject to increased tax liability upon the sale, exchange or other disposition of the Progen Shares or upon the receipt of certain distributions, regardless of whether the Company is a PFIC in the year in which such disposition or distribution occurs (i.e., 2009). However, these adverse tax consequences will not apply, in whole or in part, if (i) a U.S. Holder timely filed and maintained (and in certain cases, continues to maintain), or timely files and maintains, as the case may be, a qualified electing fund (“QEF”) election to be taxed annually on the U.S. Holder’s pro rata portion of the Company’s earnings and profits, (ii) the U.S. Holder timely made or makes, as the case may be, a mark-to-market election as described below or (iii) a U.S. Holder is eligible to make a “purging” election and timely  does so, as described below. These adverse tax consequences include:

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(a)                                                  An “excess distribution” generally is the excess of the amount a PFIC distributes to a shareholder during a taxable year over 125% of the average amount it distributed to the shareholder during the three preceding taxable years or, if shorter, the part of the shareholder’s holding period before the taxable year. Distributions with respect to the Progen Shares made by the Company during the taxable year to a U.S. Holder that are excess distributions must be allocated rateably to each day of the U.S. Holder’s holding period. The amounts allocated to the current taxable year and to taxable years prior to the first year in which the Company was classified as a PFIC are included as ordinary income in a U.S. Holder’s gross income for that year. The amount allocated to each other prior taxable year is taxed as ordinary income at the highest tax rate in effect for the U.S. Holder in that prior year (without offset by any net operating loss for such year) and the tax is subject to an interest charge at the rate applicable to deficiencies in income taxes (the “special interest charge”).

(b)                                                 The entire amount of any gain realised upon the sale or other disposition of the Progen Shares will be treated as an excess distribution made in the year of sale or other disposition and as a consequence will be treated as  ordinary income and, to the extent allocated to years prior to the year of sale or disposition, will be subject to  the special interest charge described above.

A U.S. Holder of stock in a PFIC may make a QEF election with respect to such PFIC to elect out of the tax treatment discussed above. Generally, a QEF election, on IRS Form 8621, should be made with the filing of a U.S. Holder’s U.S. federal income tax return for the first taxable year for which both (i) the U.S. Holder holds Progen Shares of the Company and (ii) the Company was a PFIC.  A U.S. Holder who timely makes a valid QEF election with respect to a PFIC will generally include in gross income for a taxable year (i) as ordinary income, such holder’s pro rata  share of the corporation’s ordinary earnings for the taxable year, and (ii) as long-term capital gain, such holder’s pro rata share of the corporation’s net capital gain for the taxable year, regardless of whether the U.S. Holder accepts any Progen Shares in the Buy Back Offer. However, the QEF election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. The Company will provide, upon request, all information and documentation that a U.S. Holder making a QEF election is required to obtain for U.S. federal income tax purposes (e.g., the U.S. Holder’s pro rata share of ordinary income and net capital gain, and a “PFIC Annual Information Statement” as described in applicable U.S. Treasury regulations).

If the Company is a PFIC for any year during which a U.S. Holder holds Progen Shares, but the Company ceases in a  subsequent year to be a PFIC (which could occur, for example, if the Company is a PFIC for its taxable year ended June 30, 2008 but is not a PFIC for its taxable year ended June 30, 2010), then a U.S. Holder who has not made a QEF election can make a “purging” election, in the form of a deemed sale election, for such subsequent year in order to avoid the adverse PFIC tax treatment described above that would otherwise continue to apply because of the Company having previously been a PFIC. If such election is timely made, the U.S. Holder would be deemed to have sold the Progen Shares held by the holder at their fair market value, and any gain from such deemed sale would be taxed as an excess distribution (as described above). The basis of the Progen Shares would be increased by the gain recognised, and a new holding period would begin for the Progen Shares for purposes of the PFIC rules. The U.S. Holder would not recognise any loss incurred on the deemed sale, and such a loss would not result in a reduction in basis of the Progen Shares. After the deemed sale election, the U.S. Holder’s Progen Shares with respect to which the deemed sale election was made would not be treated as shares in a PFIC, unless the Company subsequently becomes a PFIC. The rules regarding deemed sale elections are very complex. U.S. Holders are strongly urged to consult their tax advisors about the deemed sale election with regard to the Company.

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Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the adverse PFIC tax treatment discussed above. If a U.S. Holder makes a mark-to-market election for the shares, the holder will include in income each year an amount equal to the excess, if any, of the fair market value of the shares as of the close of the holder’s taxable year over the holder’s adjusted basis in such shares. A U.S. Holder is allowed a deduction for the excess, if any, of the adjusted basis of the shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the shares included in the holder’s income for prior taxable years. Amounts included in a U.S. Holder’s income under a mark-to-market election, as well as gain on the actual sale or other disposition of the shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the shares, as well as to any loss realised on the actual sale or disposition of the shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such shares. A U.S. Holder’s basis in the shares will be adjusted to reflect any such income or loss amounts. However, the special interest charge and related adverse tax consequences described above for non-electing holders may continue to apply on a limited basis if the U.S. Holder makes the mark-to-market election after such holder’s holding period for the Progen Shares has begun.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The Progen Shares are listed on the Australian Securities Exchange and quoted on the NASDAQ Capital Market, each of which should constitute a “qualified exchange” under applicable U.S. Treasury regulations. U.S. Holders of Progen Shares are urged to consult their tax advisors as to whether the Progen Shares would qualify for the mark-to market election.

If a U.S. Holder holds Progen Shares in any year in which the Company is a PFIC, the holder will be required to file IRS Form 8621 regarding distributions received on the Progen Shares and any gain realised on the disposition of the Progen Shares, as well as to make or maintain certain elections reportable on Form 8621.

The applicability and consequences of the PFIC rules are exceedingly complex. Accordingly, U.S. Holders are strongly urged to consult their tax advisors regarding the application of the PFIC rules to the Buy Back Offer.

The remainder of this summary assumes that the Company is a PFIC in 2008 and hence that U.S. Holders are subject to the preceding discussion of the PFIC rules.

U.S. Holders Who Receive Cash Pursuant to the Buy Back Offer. An exchange of Progen Shares for cash pursuant to the Buy Back Offer will be a taxable transaction for U.S. federal income tax purposes. If a U.S. Holder accepts and exchanges Progen Shares for cash pursuant to the Buy Back Offer, such transaction will be treated either as a “sale or exchange” of the Progen Shares by such U.S. Holder or as a “distribution” by the Company in respect of such U.S. Holder’s Progen Shares. As described below, the specific treatment will depend, in part, upon the U.S. Holder’s particular circumstances.

Sale or Exchange of Progen Shares. The receipt of cash by a U.S. Holder pursuant to the Buy Back Offer will be treated as a sale or exchange for U.S. federal income tax purposes if the exchange:

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(a)                                             results in a “complete redemption” of the U.S. Holder’s stock interest in the Company under Section 302(b)(3) of the Code;

(b)                                            is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code; or

(c)                                             is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code.

In determining whether any of these tests (the “Section 302 tests”) have been met, a U.S. Holder must take into account not only Progen Shares the holder actually owns, but also Progen Shares the holder constructively owns within the meaning of Section 318 of the Code.

A U.S. Holder will satisfy the “not essentially equivalent to a dividend” test if the transaction results in a “meaningful reduction” in the holder’s stock interest in the Company. Whether the receipt of cash by a U.S. Holder will result in a meaningful reduction of the holder’s proportionate interest will depend on the holder’s particular facts and circumstances. If, however, as a result of an exchange of Progen Shares for cash pursuant to the Buy Back Offer, a U.S. Holder whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs suffers a reduction in the holder’s proportionate interest in the Company (including any Progen Shares constructively owned), the holder should generally be regarded as having suffered a meaningful reduction in the holder’s interest in the Company.

Satisfaction of the “complete redemption” and “substantially disproportionate” tests is dependent upon compliance with the respective objective tests set forth in Section 302(b)(2) and Section 302(b)(3) of the Code. A U.S. Holder will satisfy the “complete redemption” test if either (1) all of the Progen Shares actually and constructively owned by the holder are exchanged pursuant to the Buy Back Offer or (2) all of the Progen Shares actually owned by the holder are exchanged pursuant to the Buy Back Offer and the holder is eligible to waive, and effectively waives, the attribution of Progen Shares constructively owned by the holder in accordance with the procedures described in Section 302(c)(2) of the Code. A U.S. Holder will satisfy the “substantially disproportionate” test if the percentage of the outstanding voting stock of the Company actually and constructively owned by the holder immediately following the exchange of Progen Shares pursuant to the Buy Back Offer (treating Progen Shares exchanged pursuant to the Buy Back Offer as not outstanding) is less than 80% of the percentage of the outstanding voting stock of the Company actually and constructively owned by the holder immediately before the exchange (treating Progen Shares exchanged pursuant to the Buy Back Offer as outstanding), and immediately following the exchange the holder owns less than 50% of the total combined voting power of the Company.

Under certain circumstances, it may be possible for an accepting U.S. Holder to satisfy one of the Section 302 tests by contemporaneously selling or otherwise disposing of all or some of the Progen Shares that are actually or constructively owned by the U.S. Holder but that are not purchased pursuant to the Buy Back Offer. Correspondingly, a U.S. Holder may fail to satisfy any of the Section 302 tests because of contemporaneous acquisitions of Progen Shares by the U.S. Holder or by a related party whose Progen Shares are constructively owned by the U.S. Holder. U.S. Holders are urged to consult their tax advisors regarding the consequences of such sales or acquisitions in their particular circumstances.

If the Buy Back Offer is over-subscribed, the Company’s purchase of Progen Shares deposited may be prorated. Thus, even if all the Progen Shares actually and constructively owned by a U.S. Holder are deposited, it is possible that not all of the Progen Shares will be purchased by the Company, which in turn may affect the U.S. Holder’s U.S. federal income tax consequences, in particular, the U.S. Holder’s ability to satisfy one of the Section 302 tests described above.

25

Tax Treatment of a “Sale or Exchange” of Progen Shares. If a U.S. Holder is treated under Section 302 of the Code as having engaged in a “sale or exchange” of such U.S. Holder’s Progen Shares under any of the Section 302 tests described above, such U.S. Holder will recognise gain or loss equal to the difference between the amount realised by such U.S. Holder and such U.S. Holder’s adjusted tax basis in the Progen Shares exchanged therefore. Subject to different treatment pursuant to the PFIC rules discussed above, any such gain or loss will be capital gain or loss and such capital gain or loss will be long-term capital gain or loss if the holding period of the Progen Shares exceeds one year as of the date of the sale. Such gain generally is treated as U.S. source gain for U.S. foreign tax credit limitation purposes.

Distribution in Respect of Progen Shares. If a U.S. Holder who sells Progen Shares pursuant to this Buy Back Offer is not treated under Section 302 of the Code as having engaged in a “sale or exchange” of such U.S. Holder’s Progen Shares under any of the Section 302 tests described above, then the amount realised by such U.S. holder will be treated as a distribution by the Company in respect of such U.S. Holder’s Progen Shares.

Tax Treatment of a Distribution in Respect of Progen Shares. Subject to different treatment pursuant to the PFIC rules discussed above, the distribution will be treated as a dividend, taxable as ordinary income, to the extent of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. In general, to the extent that the amount of the distribution exceeds the Company’s current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital that will reduce the holder’s tax basis in the holder’s Progen Shares, and to the extent of any remaining portion in excess of such tax basis, the excess will be taxable as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder has held the Shares for more than one year at the time of the exchange. However, under proposed U.S. Treasury regulations regarding the treatment of PFICs, a purchase of Progen Shares by the Company pursuant to the Buy Back Offer that does not satisfy any of the Section 302 tests and hence is treated as a distribution is in fact treated as a distribution in full for PFIC purposes regardless of whether there are any earnings and profits. A dividend received by a corporate U.S. Holder generally will not be eligible for a dividends-received deduction. In addition, because the Company believes it is a PFIC, a dividend received by an individual U.S. Holder will generally not qualify for the 15% reduced maximum rate.

Basis in Remaining Progen Shares. If, with respect to a U.S. Holder, the acceptance and sale of Progen Shares pursuant to the Buy Back Offer is treated as a distribution by the Company with respect to such U.S. Holder’s Progen Shares, such U.S. Holder’s tax basis in its remaining Progen Shares generally will be increased by such U.S. Holder’s tax basis in the Progen Shares accepted and sold pursuant to the Buy Back Offer.

Foreign Tax Credits Amount treated as dividends will constitute foreign source income for foreign tax credit limitation purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by the Company with respect to the Progen Shares will constitute “passive category income” or, in the case of certain U.S. Holders, “general category income”. Amounts treated by a U.S. Holder that are treated as capital gains generally will be treated as income from United States sources.

United States Federal Income Tax Backup Withholding and Information Reporting. Proceeds from the sale, exchange or redemption of Progen Shares may be subject to information reporting to the IRS.  In addition, under the U.S. federal income tax backup withholding rules, 28% of the gross proceeds payable to a holder or other payee pursuant to the Buy Back Offer must be withheld and remitted to the IRS, unless (1) the holder or other payee provides a taxpayer identification number (employer identification number or social security number) to the payer and certifies under penalties of perjury that the number is correct or (2) another exemption applies. Therefore, each accepting U.S. Holder should complete and sign IRS Form W-9 so as to provide the information and

26

certification necessary to avoid backup withholding unless the U.S. Holder otherwise establishes that the holder is not subject to backup withholding. If the U.S. Holder does not provide the correct taxpayer identification number, such holder may be subject to penalties imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained. Certain “exempt recipients” (including, among others, all corporations) are not subject to these backup withholding and information reporting requirements.

Backup withholding is not an additional tax. The amount of backup withholding will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and, if backup withholding tax results in an overpayment of U.S. federal income taxes, may entitle such U.S. Holder to a refund or credit provided that the required information is furnished to the IRS in a timely manner.

THE FOREGOING GENERAL SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS WITH RESPECT TO U.S. HOLDERS PARTICIPATING IN THE OFFER, AND IT DOES NOT DESCRIBE ANY OTHER U.S. FEDERAL, STATE, LOCAL, OR ANY NON-U.S. TAX CONSIDERATIONS. AS INDICATED, THE SUMMARY IS NOT INTENDED TO CONSTITUTE TAX ADVICE TO ANY PARTICULAR U.S. HOLDER, AND U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND ANY NON-U.S. TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN APPLICABLE TAX LAWS.

27

Annexure C  - Independent Expert Report

28

Progen Pharmaceuticals Limited

Independent Expert’s Report

For the Voluntary Share Buy-Back as required under Section 257(C) of the Corporations Act 2001 (Cth)

March 2009

For further information please contact:

Ross Patane

Telephone : (07) 3233 3498

Facsimile : (07) 3210 0839

Email : ross.patane@whkhorwath.com.au

WHK Horwath Securities Ltd

ABN 91 010 208 107

Level 16, 120 Edward Street

BRISBANE QLD 4000

Web:  www.whkhorwath.com.au

Liability limited by a scheme approved under Professional Standards Legislation other than for the acts or omissions of financial services licensees

Member Horwath International

HM:WGB

12 March 2009

The Directors

Progen Pharmaceuticals Limited

C/- Mr Christopher Williams

PricewaterhouseCoopers

Level 15, Riverside Centre

123 Eagle Street

BRISBANE QLD 4000

Dear Sirs

INDEPENDENT EXPERT’S REPORT

PROGEN PHARMACEUTICALS LIMITED

Introduction

On 9 March 2009, the Directors of Progen Pharmaceuticals Limited (Progen/the Company) proposed a voluntary share buy-back, subject to shareholder approval, in which up to $40 million of Progen shares will be purchased by Progen at a price of $1.10 per share (the Buy-Back Proposal).  Accordingly, the Buy-Back Proposal will involve the purchase of a maximum of 36,363,636 ordinary Progen shares, representing approximately 60% of Progen’s ordinary share capital.

WHK Horwath Securities Ltd (WHKSL) has been appointed by the Directors of Progen Pharmaceuticals Limited (Progen/the Company) to prepare an Independent Expert’s Report (IER) to express an opinion as to whether the Buy-Back Proposal is in the best interests of Progen shareholders.  The Report is required for inclusion in the Notice of Meeting and accompanying Explanatory Memorandum (the Transaction Documents) to be forwarded to the Progen shareholders for their consideration in determining whether to approve the Buy-Back Proposal.  Progen shareholders will be required to vote on the Buy-Back Proposal at a general meeting convened for the purposes of the Corporations Act 2001 (Cth).

Total Financial Solutions

Member Horwath International
WHK Horwath Securities Ltd ABN 91 010 208 107
Level 16, WHK Horwath Centre 120 Edward Street
Brisbane Queensland 4000 Australia
GPO Box 736 Brisbane Queensland 4001 Australia
Telephone +61 7 3233 3555 Facsimile +61 7 3233 3567
Email info.bri@whkhorwath.com.au www.whkhorwath.com.au
A WHK Group firm

Horwath refers to Horwath International Association, a Swiss verein. Each member of the Association is a separate and independent legal entity.

This letter is a summary of our analysis and opinion and does not constitute a substitute for the reading of our entire Report.  In the case that a party is to rely on our opinion in any manner, we recommend that our Report be considered in its entirety.  Progen shareholders should read the Transaction Documents issued by Progen together with our Report prior to deciding whether to approve the Buy-Back Proposal.

WHKSL had no involvement in the preparation of the Transaction Documents, and as such, WHKSL, its officers, representatives, employees and agents disclaim all liability (except for any liability which by law cannot be excluded), for any error, inaccuracy in, or omission from the information contained in the Transaction Documents or any loss or damage suffered by any person directly or indirectly through relying on this information.

The Buy-Back Proposal

On 9 March 2009, the Directors of Progen proposed a voluntary share buy-back, subject to shareholder approval, in which up to $40 million of Progen shares may be purchased by Progen at a price of $1.10 per Progen share (Buy-Back Price).  Accordingly, approving the Buy-Back Proposal may involve the purchase of up to 36,363,636 ordinary Progen shares, representing approximately 60% of Progen’s ordinary share capital.

The number of Progen shares that Progen shareholders will be able to sell under the voluntary share buy-back will depend on the level of participation in the voluntary share buy-back.  Where the number of Progen shares offered to be sold is equal to or exceeds the maximum 36,363,636 Progen shares to be bought (Fully Participated VSBB), 36,363,636 Progen shares will be bought by the Company at the Buy-Back Price on a pro-rata basis.

The terms of the Buy-Back Proposal are set out in the accompanying Transaction Documents which should be read in full by Progen shareholders.

Summary of Opinion

WHKSL are of the opinion that, in the absence of a superior proposal emerging, the Buy-Back Proposal is in the best interests of Progen shareholders.

Our opinion is in relation to whether or not the Buy-Back Proposal is in the best interests of Progen shareholders.  WHKSL does not provide an opinion as to whether or not Progen shareholders should offer to sell their shares in the voluntary share buy-back, if the Buy-Back Proposal is approved.

Our opinions should be read in conjunction with the remainder of this letter and our attached detailed IER which sets out our scope and findings.

Evaluation Criteria

In developing our evaluation criteria, we have considered the nature of the Buy-Back Proposal, and how its approval will impact upon Progen shareholders.

As there is no legal definition of the expression ‘in the best interests’, in our assessment of the Buy-Back Proposal we have considered the following factors in forming our opinion as to whether the Buy-Back Proposal is in the best interests of Progen shareholders.

•                                The position of Progen shareholders prior to the Buy-Back Proposal;

•                                The advantages and disadvantages of the Buy-Back Proposal; and

•                                The position of Progen shareholders should the Buy-Back Proposal be approved or not approved.

A summary of our assessment of the above factors is included in this letter and based on our assessment of the above we conclude whether the Buy-Back Proposal is in the best interests of Progen shareholders.

Valuation Methodology

We have estimated the fair value of Progen using the sum of the parts approach.  This approach involves calculating the value of each of Progen’s investments using an appropriate valuation methodology, with the value of Progen being the sum of these values plus the value of any surplus assets and liabilities.  The investments of Progen include the commercialisation of PI-88 in Taiwan PGI (formerly Cellgate Inc.) and other development programs.

The Position of Progen Shareholders Prior to the Buy-Back Proposal

In assessing the position of Progen shareholders prior to the Buy-Back Proposal, we have compared the Buy-Back Price ($1.10) to the value of the Progen shares being offered for sale under the Buy-Back Proposal prior to the voluntary share buy-back on a minority interest basis.

We have assessed the value of Progen shares prior to the voluntary share buy-back to be in the range of $1.02 to $1.21 per Progen share on a minority interest basis.  The Buy-Back Price of $1.10 per Progen share is within our valuation range.

The Advantages and Disadvantages of the Buy-Back Proposal

We have identified the following primary advantages and disadvantages to Progen shareholders of approving the Buy-Back Proposal.

Advantages

•                                Opportunity to Receive a Premium Above the Recent Trading Share Price

The Buy-Back Price of $1.10 per Progen share under the Buy-Back Proposal is greater than the one week, one month, three month and six month Volume Weighted Average Share Price (VWAP) of Progen shares quoted on the Australian Stock Exchange (ASX) to 27 February 2009.

The Buy-Back Proposal gives Progen shareholders the opportunity to realise all or part of their investment in Progen at a higher price than the historical volume weighted average price of Progen over the last six months.

It should be noted however, that these trading share prices for Progen are prior to the announcement of the commercialisation of PI-88 in Taiwan.

•                                Sufficient Cash for Progen to Further Develop Their Existing Development Programs

Post the Fully Participated VSBB, Progen will have sufficient cash to develop PI-88 through to commercialisation and have remaining cash to further advance their other existing development programs.

•                                Opportunity to Reduce Exposure to the Biotechnology Sector and/or Have Access to Cash

In the current market environment many shareholders are assessing their share portfolios and determining the appropriate weightings in various asset classes depending on their views on the outlook for various sectors, their appetite for risk and their present funding requirements.

The Buy-Back Proposal enables shareholders to access cash and/or to reduce their exposure without completely exiting the biotechnology sector and missing any potential upside.

•                                Equal Participation in the Buy-Back Proposal

All Progen shareholders have equal opportunity to participate in the voluntary share buy-back.  Under a Fully Participated VSBB scenario, where the number of shares offered by Progen shareholders is equal to or greater than the number that can be bought under the Buy-Back Proposal, 36,363,636 the number of Progen shares to be bought back from each Progen shareholder will be scaled back on a pro-rata basis having regard to the total number of acceptances.

•                                Right But No Obligation to Participate

Progen shareholders will have the right to participate in the Buy-Back Proposal, but will not be obligated to.

•                                Potential for Greater Ownership and Opportunity to Benefit in Value Increase

As a maximum of 60% of the Progen shares outstanding may be purchased by Progen under the voluntary share buy-back, the ownership in Progen will be concentrated if the Buy-Back Proposal is approved and shares are purchased under the voluntary share buy-back.  Therefore, the potential exists for Progen shareholders who elect not to participate (i.e. not offer to sell their shares) in the voluntary share buy-back to gain greater ownership of Progen should the Buy-Back Proposal be approved.

Additionally, these shareholders may benefit from future increases in the Progen share price.

•                                Stabilisation of Share Register

Since the announcement of the cancellation of the PATHWAY program for -88, Progen’s leading pharmaceutical compound, the Progen share price has been trading at historical lows and there appears to be uncertainty amongst investors on the future direction of Progen.

The Buy-Back Proposal provides the opportunity for those shareholders that want to see PI-88 further developed to retain their share ownership and for those shareholders who want to have capital returned to either reduce their shareholding or to exit their investment.  This may provide Progen with a more stable share register than it has currently.

•                                Waiving Certain Transaction Costs

By selling shares via the voluntary share buy-back, Progen shareholders will be waiving certain transaction costs such as brokerage fees which might be incurred if these Progen shareholders were to sell their Progen shares on-market outside of the Buy-Back Proposal.

Disadvantages

•                                Raising Capital Going Forward

By returning capital, Progen may need to raise capital in the future to fund the expansion of its existing portfolio, once these programs have advanced to the later stages of their life cycle.  While it is not possible to accurately determine the price at which Progen will be able to raise these funds at in the future, it is possible that the funds raised will be at a lower price than the Buy-Back Price.

•                                Attractiveness for M & A Opportunities

By returning capital, Progen may not be able to respond quickly to any investment opportunities in the future if it has to raise further funds in order to do so.  Additionally, it could potentially result in Progen being less attractive as a merger or acquisition target in future.  Progen’s strong cash position contributed to its attractiveness as a merger candidate in the Proposed Merger with Avexa Limited.(1)

Approving the Buy-Back Proposal could potentially result in Progen shareholders foregoing future opportunities for merger, acquisition or partnership with other entities.

•                                Shares Offered for Sale May Not be Purchased in Full

As the Buy-Back Proposal is capped at a maximum of $40 million, the Progen shareholders who request to sell their shareholding in full may not be able to.  Under a Fully Participated VSBB scenario, where the number of shares offered by Progen shareholders wishing to participate in the voluntary share buy-back is equal to or exceeds 36,363,636 the number of Progen shares to be bought back from each Progen shareholder will be scaled back on a pro-rata basis having regard to the total number of acceptances.

(1) 5 February 2009: Chairman’s letter to Progen shareholders highlights that “the key anticipated outcomes of the Merger include creating a merged balance sheet with a projected cash balance of over $60 million, which is expected to provide sufficient cash to fund, amongst the merged group’s other selected projects, the clinical trials of ATC through to the week 24 milestone of the first Phase III study, expected late 2010”.

•                                Effect of Buy-Back Proposal on Control of Progen

As a maximum of 60% of the Progen shares outstanding may be purchased by the Company under the voluntary share buy-back, the ownership in the Company will be concentrated if the Buy-Back Proposal is approved and shares are purchased under the voluntary share buy-back.  The effect of the voluntary share buy-back on control of Progen will not be known until after the end of the Buy Back Period (as defined in the Explanatory Memorandum).

We do note however, the three largest beneficial shareholders, should they choose not to participate would increase their percentage share of issued capital as follows:

Table 1: Top Three Beneficial Shareholders

Beneficial Shareholder	Voluntary Share Buy- Back	Post VSBB (if they do not participate)
Northcape Capital	8%	20%
Manifest Capital Management Pty Ltd	8%	20%
Entrust Funds Management Ltd	6%	15%
Total	24%	55%

Source:  WHKSL Calculations

The above table shows that while no one party would control Progen they each would, should they choose not to participate in the voluntary share buy-back, have influence over Progen and potentially it’s future direction.  We also note that the three beneficial shareholders are fund managers and that generally the fund managers have been interested in a capital return such as the Buy-Back Proposal.

•                                Potential Reduction in Liquidity

If Progen shares are purchased under the voluntary share buy-back, there will be a reduction in the number of Progen shares on issue, which may decrease the liquidity of the shares trading on the ASX.

Conclusion

In considering the potential advantages and disadvantages to Progen shareholders should the Buy-Back Proposal proceed, compared to those should it not proceed, we have determined that the advantages outweigh the disadvantages.

The Position of Progen Shareholders Should the Buy-Back Proposal be Approved or Not Approved

Should the Buy-Back Proposal be approved and the entire $40 million available in the voluntary buy-back is taken up we have assessed the value of Progen shares post the Fully Participated VSBB to be in the range of $1.31 to $1.68 per Progen share on a minority interest basis.  We note that this range is higher than the assessed value of Progen shares prior to the voluntary share buy-back.

Should the Buy-Back Proposal not be approved and given Progen have already gone through a process to consider merger and acquisition opportunities without success the likely other option would be to return all the capital to the shareholders through a liquidation of the Company.

An entire capital return alternative will incur costs which will reduce the capital return to less than the forecast net cash backing of $1.09.  In addition, it may crystallise contingent liabilities.  The capital returned may be less than our value of the Progen shares.

Conclusion on the Buy-Back Proposal

On the basis of the factors set out above, in our view, the Buy-Back Proposal is, in the absence of a superior proposal, considered to be in the best interests of Progen shareholders.

An individual shareholder’s decision in relation to the Buy-Back Proposal may be influenced by his or her particular circumstances.  We have considered the Buy-Back Proposal generally.  We have not considered the effect of the Buy-Back Proposal on the particular circumstances of individual Progen shareholders nor have we considered their individual objectives, financial situation or needs.  Due to particular circumstances, individual Progen shareholders may place different emphasis on various aspects of the Buy-Back Proposal from the one adopted in this Report.  Accordingly, individuals may reach different conclusions as to whether the Buy-Back Proposal is in their best interests.

If the Buy-Back Proposal is approved, Progen shareholders must then also decide whether or not to sell their Progen shares into the voluntary share buy-back.  A Progen shareholder’s decision to offer to sell their shares in the voluntary share buy-back is a different decision to approving the Buy-Back Proposal.

This Report only provides an opinion in relation to whether or not the Buy-Back Proposal is in the best interests of Progen shareholders.  This Report does not provide an opinion as to whether or not Progen shareholders should offer to sell their shares in the voluntary share buy-back, if the Buy-Back Proposal is approved.

Other

WHKSL holds Australian Financial Services Licence No. 247427, pursuant to Section 913B of the Corporations Act 2001, and its representatives are qualified to provide this Report.  This license authorises WHKSL to carry on a financial services business to provide financial product advice for various classes of financial products including interests in managed investment schemes and securities.  WHKSL and its representatives have not provided advice to Progen.

In accordance with s648(2) of the Corporations Act we confirm we are not aware of any business relationship or financial interest of a material nature with either, Progen’s related parties or associates, that would compromise our impartiality.

In preparing this Report, Progen requested WHKSL to limit the disclosure of some financial information relating to Progen’s operations and financial performance.  This request has been made due to the commercially sensitive nature of the financial and operational information which WHKSL has had access to in the course of this assignment.

WHKSL provided a draft copy of this Report to the Directors of Progen for their comments as to factual accuracy, as opposed to opinions, which are the responsibility of WHKSL alone.  Changes made, if any, to this Report as a result of review by the Directors of Progen have not changed the methodology, conclusions reached by, or opinion of WHKSL.

It is not intended that this Report be used or relied upon for any purpose other than for our opinion on whether the Buy-Back Proposal is in the best interests of Progen shareholders.  WHKSL expressly disclaims any liability to any person who relies or purports to rely on this Report for any other purpose, and to any other party who relies or purports to rely on this Report for any purpose.

WHKSL consents to the issuing of this Report in the form and context in which it is to be included in the Notice of Meeting and Explanatory Memorandum.  Neither the whole nor any part of this Report nor any reference thereto may be included in any other document without the prior written consent of WHKSL to the form and context in which it appears.

Yours sincerely

WHK Horwath Securities Ltd

ABN 91 010 208 107

AFSL 247427

ROSS PATANE	HARLEY MITCHELL
DIRECTOR	ASSOCIATE

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If you have any further questions about the financial services WHK Horwath Securities Ltd provides, please contact our office on (07) 3233 3555.

Table of Contents

1.	THE BUY-BACK PROPOSAL		14

	1.1.	Summary	14
	1.2.	Terms and Conditions	14
	1.3.	Rationale for the Buy-Back Proposal	14

2.	SCOPE OF OUR REPORT		15

	2.1.	Purpose of the Report	15
	2.2.	Regulatory Requirements	16
	2.3.	Evaluation Criteria	17
	2.4.	Valuation Methodology	17
	2.5.	Disclosure of Information	18
	2.6.	Limitation of Usage	18
	2.7.	Limitations and Reliance on Information	18
	2.8.	Indemnities	19
	2.9.	Key Assumptions	19
	2.10.	Sources of Information	19

3.	COMPANY INFORMATION — PROGEN PHARMACEUTICALS LIMITED		20

	3.1.	Introduction	20
	3.2.	Corporate Structure	20
	3.3.	Business Operations	21
	3.4.	Employees, Company Officers and Senior Management Team	26
	3.5.	Share Capital and Share Price	27
	3.6.	Recent Events	30
	3.7.	Outlook	32

4.	FINANCIAL INFORMATION		33

	4.1.	Consolidated Income Statements	33
	4.2.	Consolidated Balance Sheets	35
	4.3.	Consolidated Cash Flow Statements	36

5.	VALUATION OF PROGEN		38

6.	EVALUATION OF THE BUY-BACK PROPOSAL		53

	6.1.	The Position of Progen Shareholders Prior to the Buy-Back Proposal	53
	6.2.	The Advantages and Disadvantages of the Buy-Back Proposal	54
	6.3.	The Position of Progen Shareholders Should the Buy-Back Proposal be Approved or not	57

7.	QUALIFICATIONS, DECLARATIONS & CONSENTS		58

	7.1.	Qualifications	58
	7.2.	Disclaimers	58
	7.3.	Declarations	59
	7.4.	Consents	60

APPENDIX 1 - SUMMARY OF VALUATION METHODS			61

APPENDIX 2 - PHARMACEUTICAL COMPOUND LIFE-CYCLE			64

APPENDIX 3 - COMPARABLE COMPANY RESEARCH			66

APPENDIX 4 – GLOSSARY			68

1.                           THE BUY-BACK PROPOSAL

1.1.                  Summary

On 9 March 2009, the Directors of the Company proposed a voluntary share buy-back, subject to shareholder approval, in which up to $40 million of Progen shares will be purchased by the Company at a price of $1.10 per share (the Buy-Back Proposal).  Accordingly, the Buy-Back Proposal will involve the purchase of a maximum of 36,363,636 ordinary Progen shares, representing approximately 60% of Progen’s ordinary share capital.

The number of Progen shares that Progen shareholders will be able to sell under the voluntary share buy-back will depend on the level of participation.  If the Buy-Back Proposal is approved by Progen shareholders and the number of Progen shares offered to be sold exceeds the maximum 36,363,636 Progen shares to be bought then 36,363,636 the number of Progen shares to be bought back from each Progen shareholder will be scaled back on a pro-rata basis having regard to the total number of acceptances.

The Independent Experts Report (IER or the Report) is provided to the Progen shareholders to assist them in making an informed decision on whether to approve the Buy-Back Proposal.

1.2.                  Terms and Conditions

The terms of the Buy-Back Proposal are set out in the accompanying Notice of Meeting and Explanatory Memorandum (the Transaction Documents) which should be read in full by Progen shareholders.  A summary of these are provided below:

•                                The Proposed Buy-Back is conditional on Progen shareholder approval;

•                                Participation in the share buy-back is voluntary;

•                                Progen reserves the right to terminate the voluntary share buy-back at any time before the Buy-Back Date (as defined in the Explanatory Memorandum); and

•                                Section 2.7 of the Explanatory Memorandum details who may participate in the voluntary share buy-back.

1.3.                  Rationale for the Buy-Back Proposal

The rationale for the Buy-Back Proposal as set out in the Explanatory Memorandum includes but is not limited to the following:

•                                The Buy-Back Proposal offers Progen shareholders a choice of receiving cash or maintaining scrip in Progen;

•                                No brokerage or stamp duty will be payable by Progen shareholders who participate in the voluntary share buy-back; and

•                                After the level of take-up in the voluntary share buy-back is known, Progen will assess which development programs in its portfolio will be advanced together with PI-88.  If the entire $40m available in the Buy-Back Proposal is taken up, Progen believes it will be able to fund at a minimum the registration-directed PI-88 development in Taiwan, the 500 series, and avoid the crystallisation of contingent liabilities associated with the PGI (formerly Cellgate Inc.) technologies, various Ausindustry (government) grants and Progen’s agreement with Medigen.

2.                            SCOPE OF OUR REPORT

2.1.                  Purpose of the Report

WHKSL has been engaged to prepare an IER to express an opinion as to whether the Buy-Back Proposal of up to $40 million of Progen shares is in the best interests of Progen shareholders.

The IER is provided to Progen shareholders to assist them in making an informed decision on whether to approve the Buy-Back Proposal.

An individual shareholder’s decision in relation to the Buy-Back Proposal may be influenced by his or her particular circumstances.  We have considered the Buy-Back Proposal generally.  We have not considered the effect of the Buy-Back Proposal on the particular circumstances of individual Progen shareholders nor have we considered their individual objectives, financial situation or needs.  Due to particular circumstances, individual Progen shareholders may place different emphasis on various aspects of the Buy-Back Proposal from the one adopted in this Report.  Accordingly, individuals may reach different conclusions as to whether the Buy-Back Proposal is in their best interests.

If the Buy-Back Proposal is approved, Progen shareholders must then also decide whether or not to sell their Progen shares into the voluntary share buy-back.  A Progen shareholder’s decision to offer to sell their shares in the voluntary share buy-back is a different decision to approving the Buy-Back Proposal.

This Report only provides an opinion in relation to whether or not the Buy-Back Proposal is in the best interests of Progen shareholders.  This Report does not provide an opinion as to whether or not Progen shareholders should offer to sell their shares in the voluntary share buy-back, if the Buy-Back Proposal is approved.

The IER will be included with the Notice of Meeting and Explanatory Memorandum (EM) to be forwarded to Progen shareholders for their consideration in determining whether to approve the Buy-Back Proposal.  The IER should be read in full together with the Transaction Documents and any other information provided to Progen shareholders to assist them in their decision.

2.2.                  Regulatory Requirements

As a dual-listed Australian company with primary listing on the ASX and secondary listing on the US National Association of Securities Dealers Automated Quotations (NASDAQ) Capital Market, Progen is required to comply with a number of regulatory provisions when looking to undertake transactions involving terms such as those included in the Buy-Back Proposal.

In evaluating whether the Buy-Back Proposal is in the best interests of Progen shareholders, we have considered the requirements of the Corporations Act 2001 (Cth) (the Act) and relevant Regulatory Guides issued by the Australian Securities and Investment Commission (ASIC), which provide guidance on interpretation.

Specifically, this Report is required under Section 257C of the Act, the details of which are considered below.

2.2.1.           Section 257C of the Act

Section 257C(1) of the Act stipulates that where a company proposes to buy-back more than 10% of its issued capital in 12 months (10/12 limit), the terms of the buy-back agreement must be approved before it is entered into by a resolution passed at a general meeting of the company’s shareholders. Section 257C(2) of the Act also requires that the company include with its notice of meeting all information known to the company that is material to the decision of the shareholders to vote in favour of, or against the resolution.

ASIC have released Regulatory Guide 110 which provides clarification on the type of information expected to be included with the company’s notice of meeting and Regulatory Guide 111 which sets out the content of expert reports.

2.2.2.           Regulatory Guide 110:  Share Buy-Backs

Where a company proposes to buy-back a significant percentage of shares or the holdings of a major shareholder, ASIC Regulatory Guide (RG) 110 recommends that the company should consider providing a report by its independent directors about whether shareholders should vote in favour of the buy-back, particularly regarding how much the company is to pay for the shares, and an independent expert’s report with a valuation of the shares of the company.

2.2.3.           Regulatory Guide 111:  Content of Expert Reports

Regulatory Guide 111 recommends that an expert should:

•                                Use more than one valuation methodology and compare the values derived from using different methodologies;

•                                Justify its choice of methodologies and describe the methods used;

•                                Disclose all material assumptions; and

•                                Provide a range of values as narrow as possible.

2.3.                  Evaluation Criteria

In developing our evaluation criteria, we have considered the nature of the Buy-Back Proposal, and how its approval will impact upon Progen shareholders.

As there is no legal definition of the expression ‘in the best interests’, in our assessment of the Buy-Back Proposal we have considered the following factors in forming our opinion as to whether the Buy-Back Proposal is in the best interests of Progen shareholders.

•                                The position of Progen shareholders prior to the Buy-Back Proposal;

•                                The advantages and disadvantages of the Buy-Back Proposal; and

•                                The position of Progen shareholders should the Buy-Back Proposal be approved or not approved.

Set out in Section 6 of this report is our assessment of the above factors and based on our assessment of the above we conclude whether the Buy-Back Proposal is in the best interests of Progen shareholders.

2.4.                  Valuation Methodology

Set out in Appendix 1 is a summary of the various valuation methodologies considered by WHKSL in determining the most appropriate valuation methodology to value Progen.

We have estimated the fair value of Progen using the sum of the parts approach.  This approach involves calculating the value of each of Progen’s investments using an appropriate valuation methodology, with the value of Progen being the sum of these values plus the value of any surplus assets and liabilities.  The investments of Progen include the commercialisation of PI-88 in Taiwan, PGI (formerly Cellgate Inc.) and other development programs.

In our view, the most appropriate valuation methodology to value the commercialisation of PI-88 in Taiwan is the probability adjusted discounted cash flow (DCF).  Under this methodology, the value of the commercialisation of PI-88 in Taiwan is equal to the probability adjusted net present value of the expected future cash flows.  These cash flows are adjusted to reflect the probability of achieving technical success.

The probability adjusted cash flows have been discounted back to present value using a discount rate which reflects the uncertainty associated with estimating the future returns from the commercialisation of PI-88.

A separate value has also been assigned to the development programs acquired under the PGI acquisition (formerly Cellgate Inc.) using the market based approach.  We have applied a nominal value to the other development programs as they are in their early stages of development.

As a cross-check to our primary valuation conclusion, we have assessed the net cash backing of Progen shares prior to the voluntary share buy-back and post the voluntary share buy-back assuming 100% take-up of the $40 million (Fully Participated VSBB).  In addition, we have compared our value derived under our primary valuation methodology to the share trading history of Progen.

2.5.                  Disclosure of Information

In preparing this Report, Progen requested WHKSL to limit the disclosure of some financial information relating to Progen’s operations and financial performance.  This request has been made due to the commercially sensitive nature of the financial and operational information which WHKSL has had access to in the course of this assignment.  The disclosure in this Report has been limited to the type of information that is publicly available.

2.6.                  Limitation of Usage

This report has been prepared for the express purpose detailed in Section 2.1.  No reference to, or statement of reliance upon, our opinion can be released other than for the purpose disclosed above without the prior written consent of WHKSL as to the form and context of that release.

2.7.                  Limitations and Reliance on Information

The information provided to WHKSL has been evaluated through analysis, inquiry and review for the purposes of providing this Report.  However, WHKSL does not warrant that its inquiries have identified or verified all of the matters that an audit, extensive examination or due diligence investigation might disclose as our procedures and enquiries did not include verification work, nor constitute an audit in accordance with Australian Auditing Standards (AUS), nor a review in accordance with AUS 902 applicable to review engagements.

This Report is based upon financial and non-financial information provided by Progen and its advisers and WHKSL has no reason to believe that any material facts (that a reasonable person would expect to have had disclosed) have been withheld.  Included in this information, are the assumptions and opinions of Progen management which, in some instances, are not capable of external and independent verification or validation.

WHKSL’s opinion is based on economic, share market, business and trading conditions prevailing at the date of this Report.  These conditions can change significantly over relatively short periods.  If they did change materially, the indicative valuation and our opinion could vary significantly.  Notwithstanding this, there is no requirement for WHKSL to update its Report for material that may become available subsequent to its date.

To the extent that there are legal issues relating to assets, properties, or business interests or issues relating to compliance with applicable laws, continuous disclosure rules, regulations, and policies, WHKSL:

•                                Assumes no responsibility and offers no legal opinion or interpretation to any issue; and

•                                Has generally assumed that matters such as title, compliance with laws and regulations and contracts in place are in good standing and will remain so and that there are no legal proceedings, other than as publicly disclosed.

2.8.                  Indemnities

Progen has agreed to indemnify WHKSL, its principals, representatives and employees from any action arising as a result of the misstatement or omission of information or materials supplied by the Company, its subsidiaries, directors or employees on which WHKSL has relied.  The extent of the indemnity from the Company extends only to information or materials provided by it, its subsidiaries, officers, authorised representatives and/or employees.

This indemnity was confirmed by Progen in completing our Management Representation letter which was returned to us on 12 March 2009, prior to the release of our Report to you.

2.9.                  Key Assumptions

We have relied on some assumptions in arriving at our opinions.  These have been detailed in Section 5.1.1 of our Report.

2.10.           Sources of Information

Our report has been prepared with the following materials and sources of information:

•                                Meeting documentation including Notice of General Meeting, Explanatory Memorandum and the Buy-Back Offer Booklet;

•                                Buy-back booklet and notice of general meeting documentation for meeting on 22 April 2009;

•                                Audited financial statements for Progen for the years ended 30 June 2007 and 2008;

•                                Audited financial statements for Progen for the half-year to 31 December 2008;

•                                An overview of the Progen business, dated February 2009, provided by Progen management;

•                                Progen projections and forecasts provided by Progen management;

•                                Progen website: www.progen-pharma.com;

•                                Cellgate Agreement and plan of merger, dated 3 February 2008;

•                                Medigen Biotechnology Corporation ASA Termination agreement with Progen, dated 16 January 2007;

•                                Progen financial models and information supplied by the company’s adviser to the transaction, PricewaterhouseCoopers;

•                                Avexa Ltd Independent Experts Report prepared by Lonergan, Edwards and Associates Ltd for Avexa Shareholders, dated 28 January 2009;

•                                Notice of meeting information for 11 March 2009 which includes an Independent Experts Report prepared by BDO Kendalls Corporate Finance (Qld) Ltd for Progen Shareholders, dated 2 February 2009;

•                                Valuation for impairment of intangible assets prepared by Acuity Technology Management Pty Limited, dated 18 November 2008;

•                                Publicly available information including company announcements and financial information from Capital IQ, Bloomberg, NASDAQ and the ASX; and

•                                Correspondence and discussions with key management of Progen.

3.                            COMPANY INFORMATION — PROGEN PHARMACEUTICALS LIMITED

3.1.                  Introduction

Progen is a biotechnology company with operations in Australia and USA.  The Company’s primary activities are the discovery and development of small molecule-based cancer therapeutics through to commercialisation.

3.2.                  Corporate Structure

Progen is incorporated in Australia and is a dual listed company with primary listing on the ASX and secondary listing on the NASDAQ.  The Company is the parent entity within the following corporate group:

Figure 1:  Progen Corporate Group

Source:  Progen

In respect of the above group entities, we note the following:

•                                PGI (formerly Cellgate Inc.): A biotechnology subsidiary company based in California, USA with oncology assets based on epigenetic(2) and polyamine(3) technologies for therapeutic application.  PGI assets include a lead product candidate in Phase I and multiple pre-clinical compounds.  Progen acquired 100% of PGI on 4 February 2008.  Refer to Section 3.3.3 for further details.

•                                PSP:  Is a wholly owned subsidiary that operates a bio-pharmaceutical manufacturing business located in Brisbane, Australia.  On 17 November 2008, the Company announced its intention to dispose of PSP.  The management of Progen have advised that as at the date of this Report, a buyer for PSP has not been identified.

3.3.                  Business Operations

3.3.1.                     Technology Platform Overview

Progen’s biotechnologies target the multiple mechanisms of cancer across three existing technology platforms:

•                                Angiogenesis;

•                                Cell proliferation; and

•                                Epigenetics.

The graph below depicts the development programs within these technology platforms, their various stages of development and their patent expiry date.  Each development program includes one, or a number of pharmaceutical compounds.  A brief description of each stage of the life cycle of pharmaceutical compounds is provided in Appendix 2.

Figure 2:  Stages of Development for Progen’s Development Programs

Source:  Progen

Note:  All patents can be extended for 5 years.

(2) Modulation of the processes that control the switching on and off of genes other than by mutation, particularly those associated with cancer.

(3) Group of chemical components in cells that are essential for their growth.

The three technology platforms identified above are summarised as follows:

Angiogenesis

Tumours require blood vessels to gain oxygen and nutrients.  Angiogenesis is the process of new blood vessel growth.  Progen’s angiogenesis platform targets a number of proteins which bind to a complex sugar (heparan sulfate) to trigger cell signalling.

Progen’s angiogenesis platform aims to:

•                                Stop the cell signalling by mimicking heparan sulfate and inhibiting more than one growth factor; and

•                                Inhibit an enzyme that breaks down heparan sulfate (heparanase) which assists in spreading cancer throughout the body (metastasis).

This dual mechanism is believed by Progen management to be a key differentiator from other angiogenesis platforms.

Progen’s current angiogenesis development programs (excluding PI-88, discussed in Section 3.3.2) are as follows:

•                                PG500 Series (late pre-clinical): Developed to target heparan sulfate and thus inhibit angiogenesis and metastasis.  PG545 is the most advanced pharmaceutical compound from this development program and Progen expects to submit an Investigatory New Drug (IND) application in relation to this candidate with the US Food and Drug Authority (FDA) in late 2010.

•                                Heparanase Program (late discovery):  Targets the identification of molecules that selectively inhibit the enzyme heparanase and aims to be formulated for oral delivery.

Cell Proliferation

This technology platform was acquired during the acquisition of PGI (formerly Cellgate Inc.) and has two potential targets being breast and ovarian cancer, with possible therapeutic utility in other cancers.  Refer to Section 3.3.3 for further details about PGI.

Polyamines are a group of chemical components in cells that are essential for their growth.  In the case of many cancers, polyamines are over-produced.  Progen’s cell proliferation technology platform targets the role of polyamines and aims to alter the natural cascade of events involved in cell division and induce cell death in tumours.

The Company’s current cell proliferation development programs are as follows:

•                                PG11047 (phase I):  Progen’s lead cell proliferation pharmaceutical compound and is a synthetic polyamine in itself aimed to manipulate the polyamine metabolism; and

•                                Others: The Company’s other cell proliferation development programs include: PG11100 Series (late preclinical), PG11400 Series (early preclinical) which overlap with Progen’s epigenetics technology platform discussed below.

Epigenetics

Epigenetics focuses on the modulation of the processes that control the switching on and off of genes (gene expression) other than by mutation, particularly those associated with cancer.  It is a new area of gene expression research and its process is mediated by enzymes including Histones Deacethylases (HDACs) and Lysine Specific Demethylase (LSD1).

Many of Progen’s polyamine platform programs including PG11100 Series and PG11400 Series aim to inhibit HDACs and LSD1, leading to re-expression of ‘switched-off’ tumour suppressor genes which would be expressed under normal circumstances (silenced genes), thus aiming to inhibit tumour growth.

The Company’s other epigenetics development programs include: LSD-1 Series (late discovery) and Epigenetics Discovery (early discovery).

3.3.2.                     Overview of PI-88

PI-88 is Progen’s most advanced angiogenesis (refer to Section 3.3.1 above) pharmaceutical compound.  The pharmaceutical compound is administered by subcutaneous injection four times per week.  The lead indication for PI-88 is for the treatment of post re-section liver cancer.

Although early diagnosis and treatment improve survival time, liver cancer is rarely cured and recurs frequently after either liver re-section or transplantation.  Most studies have reported 5-year tumour recurrence rates of greater than 70%, after liver re-section.  Such tumour recurrence has been attributed to the presence of microscopic metastasis and microvascular invasion.  Therefore, a number of different adjuvant and neoadjuvant therapies, including chemotherapy and immunotherapy, have been trialled with the intention of decreasing the likelihood of tumour recurrence.  To date, no post re-section treatment has consistently increased disease-free survival time in a randomised trial and as such no pharmaceutical compound has yet been approved for this indication in Taiwan to Progen’s knowledge.

PI-88 is a carbohydrate-based small molecule and is believed to work via two mechanisms as follows:

•                                Inhibiting the enzyme heparanase, which plays an important role in tumour spread and invasion through surrounding tissues; and

•                                Exerting an anti-angiogenic effect by inhibiting the interaction between growth factors, heparan sulfate and cellular receptors.

Phase II Results

The results(4) of the 30-week Phase II assessment of PI-88 in relation to patients who had previously undergone surgical removal of liver cancer identified a trend that PI-88 significantly delayed the recurrence of disease and increased the likelihood that the patient would be disease free.  In the Phase II (PR88204), a randomised, open-label, controlled study of PI-88 in the adjuvant treatment of post-re-section HCC in Taiwanese subjects, showed a reduction in the recurrence rates at 48 weeks from 50% in the control group to 37% in the PI-88 160mg cohort.  Time to recurrence was 78% longer for the group treated with 160mg of PI-88 than for controls (48 weeks vs. 27 weeks) at the 70th percentile, representing a hazard ratio of 1.70 using a log-rank Mantel Haenszel analysis (p=0.0867).  The treatments with the 250mg dosing level were less successful, partly due to adverse events that are possibly related to this dose level treatment regime.

Phase III

On 11 March 2008, Progen announced the commencement of its global Phase III study investigating PI-88 as an adjuvant treatment for primary liver cancer following curative re-section with the first patient having been randomised into the study.  The study was known as PATHWAY.

On 23 July 2008, it was announced that PATHWAY was terminated, due to the following reasons cited by the Directors of Progen:

•                                Slower than expected regulatory processes in China, Korea and Vietnam;

•                                Slower than expected initiation of clinical sites;

•                                Slower than expected recruitment of patients into active sites; and

•                                The recent launch of a competitive Phase III trial, assessing Bayer/Onyx Nexavar in the same indication.

Per the announcement, the Chairman of Progen stated that the next step is that Progen will seek expressions of interest in PI-88, at a regional level.

Progen have announced that the Department of Health (DOH) in Taiwan, one of the regional areas that participated in the Phase II trial, has indicated a high degree of interest in registering PI-88.

Competition

PI-88 belongs to the new class of angiogenesis inhibitors that have only recently been introduced.  There are three anti-angiogenesis products currently registered in a limited number of cancer indications; however they do not treat post re-section liver cancer:

•                                Avastin® is registered for use in colorectal cancer, lung cancer and breast cancer;

(4) Source: Progen

•                                Sutent® is registered for use in Gastro-Intestinal Stromal Tumour, or GIST and renal cell carcinoma, or kidney cancer; and

•                                Nexavar® is registered for use in renal cell carcinoma.

Nexavar is currently in a Phase III study for post re-section liver cancer which if successful through to development is projected by Bayer/Onyx be registered around 2015.

A comparison of the 2 drugs is shown in the following table:

Table 2:  PI-88 and Nexavar Comparison

	PI-88	Nexavar
Aimed Primarily at Treating	Liver Cancer post re-section	Liver Cancer excluding post re-section and Kidney Cancer
Administered	Subcutaneous Injection	Orally
Comparatively Stronger Results at	Lower Toxicity	Higher Toxicity
Target Markets	Asia	Europe, USA and China

Source: Progen

3.3.3.                     PGI (formerly Cellgate Inc.)

As mentioned in Section 3.2, PGI is a biotechnology subsidiary company based in California, USA with oncology assets based on epigenetic and polyamine inhibition.  PGI assets include a lead pharmaceutical compound (PG 11047) in Phase I clinical trials and multiple pre-clinical pharmaceutical compounds.

Progen acquired 100% of PGI for $USD2.5 million upfront in the form of cash and scrip.

In addition to the above consideration, per the agreement, Progen may pay the vendors of Cellgate Inc. four milestone payments totalling US$19.5 million.  These are summarised in the chart below:

Figure 3:  Timeline of PGI Milestone Payments

Source: Progen

Additionally, we note that per the agreement Progen has agreed to “use its reasonable commercial efforts to achieve the milestones within a commercially reasonable time”.  The agreement does not define “reasonable commercial efforts” or “commercially reasonable time” and there are no other time limits or parameters in the agreement.

3.4.                  Employees, Company Officers and Senior Management Team

Progen currently has approximately 27 employees occupied across the research, development, manufacturing and corporate functions.

The current Company Officers and Senior Management Team of Progen are included in the table below:

Table 3:  Company Officers Senior Management Team

Appointed	Team Member	Position	Experience
Founder	Stephen Chang	Non-Executive Director

Mr Chang served as chairman in the period from 1990 to 1994 and 1999 until March 2008. He served as chairman of Taiwan-based Medigen Biotechnology Corporation during its inauguration. Mr Chang was general manager and director of Australia Pacific Electric Cables Pty Ltd and is currently director of Capac International Pty Ltd.

1999	Malvin Eutick	Independent Non-Executive Chairman	Dr Eutick has 25 years experience with companies in the medical and pharmaceutical industry including Pfizer and Pharmacia.

1999	Patrick Burns	Independent Non-Executive Director

At the time Mr Burns was appointed he was also a Senior Consultant to Early Stage Enterprises, a New Jersey venture capital fund investing primarily in technology growth companies.  He is currently vice chairman of Euclid Systems Corp, an eye care company; chairman of StablEyes, Inc a biotechnology company also in the eye care field; and an advisor to a number of early stage biotechnology companies.

2003	Sarah Meibusch	Vice President, Business Development

Sarah Meibusch joined Progen as Business Development Manager and was responsible for investor and public relations of the company along with assisting in business development efforts before her appointment to Director, Business Development and subsequently Vice President of Business Development.

2006	Justus Homburg	Chief Executive Officer

Mr Homburg has had an international career working in the pharmaceutical and life sciences industries in the US, Australia, Europe and Asia. His experience ranges from the multi-national biotechnology company Monsanto Company through to start up organisations such as Chirogen.

2008	John Lee	Independent Non-Executive Director

In 1987, Mr Lee founded Stockholder Relations, an Australian-based management consultancy specialising in corporate advisory, investor relations and corporate governance, in 1987.  Currently, Mr Lee is non-executive chairman of Portland Orthopaedics Limited (ASX:PLD), non-executive chairman of Milvella and a non-executive director of TMG International Pty Ltd.

2008	Robert Williamson	Independent Non-Executive Director

Mr Williamson is the founder of LaSalle Venture Advisors, a consultancy serving venture-backed and public life science companies and their investors on strategic and operational issues. He currently serves as a non-executive director of Pharmasset Inc. (NASDAQ:VRUS), an anti-viral therapeutics company.

Appointed	Team Member	Position	Experience
2008	Laurence Marton	Chief Scientific Officer

Prior to joining Progen, Dr Laurence Marton was the Chief Scientific Officer of Cellgate, Inc and before that Chief Scientific and Medical Officer of SLIL Biomedical Corporation. Both of these companies focused on the discovery and development of novel polyamine analogs and other compounds for the treatment of cancer and other serious diseases. Dr Marton co-founded SLIL and served as a director.

Source: Progen

Since the announcement of the discontinuation of the PI-88 Phase III study, there have been some concerns expressed by the Progen shareholders as to the future direction of the Company.  As a result, there have been a number of changes to the Progen senior management and Board.  Some changes include:

•                                Prof John Zalcberg resigned as a non-executive director as announced on 4 September 2008;

•                                Dr James Garner resigned as Vice President of Clinical and Medical Affairs as announced on 12 November 2008; and

•                                Mr Linton Burns resigned as Chief Operating Officer and Company Secretary as announced on 10 December 2008.  His Company Secretary position was assumed by Mr John Lee.

Additionally, on 28 January, 2009 Cytopia Limited (Cytopia) announced that it had joined with other Progen shareholders to call a Progen General Meeting to elect a new Progen Board.  This General Meeting has been scheduled to take place on 27 March 2009.

3.5.                  Share Capital and Share Price

At 9 March 2009, Progen had 60,545,131 fully paid ordinary shares on issue, each of which has the same rights to the income and capital of the company and are entitled to one vote at company meetings.

In addition to the ordinary shares, Progen also has 2,970,538 listed and 2,639,000 unlisted options on issue as at 9 March 2009, which have exercise prices significantly above current share trading prices.

We have reviewed the share trading history of shares traded on the ASX and NASDAQ and have concluded that they are reasonably consistent.  As such, we have used the share trading history of Progen shares on the ASX as a base for our analysis in this Report, as it is the primary index for Progen. We considered the recent movements in Progen share price and the composition of its share register below.

3.5.1.                     Share Price Trading History

We have noted the recent share price trading history of Progen by reviewing the daily volume weighted average share price (VWAP) of the Progen shares trading on the ASX.

The graph below illustrates the daily Progen VWAP share price and volume for the last 12 months:

Figure 4: Daily VWAP and Volume for the Last 12 Months

Source: Bloomberg

The following announcements were made over the observation period above.

Table 4:  Progen Announcements

Chart Ref.	Date	Announcement
1	11-Mar-08	Commencement of global phase III study investigating PI-88 as an adjuvant treatment for primary liver cancer following a curative re-section.

2	27-Mar-08	Commercial manufacture of PI-88 will be outsourced in the next 12 to 18 months.

3	10-Apr-08	171,240 shares issued as part consideration of the Termination Agreement with Medigen Biotechnology Corporation and foregoing entitlement to 15% royalty on PI-88 commercialisation proceeds.

4	15-May-08	Re-initiation of phase I monotherapy trial of PG11047.

5	30-May-08	Data to be presented demonstrating that pharmaceutical compounds in Progen’s existing preclinical cancer epigenetic development program functionally inhibit the activity of LSD-1.

6	2-Jul-08	Spin-out of Progen’s manufacturing business as the subsidiary Pharmasynth Pty Ltd.

7	23-Jul-08	Discontinuation of the PI-88 phase III study in liver cancer following a strategic review.

8	14-Aug-08	Patient enrolment in phase I dose-escalation study of PG11047 resumed in combination with other marketed drugs.

9	8-Sep-08

Company does not meet requirement for continued inclusion under Nasdaq Marketplace Rules as the shares have closed below US$1.00 for 30 consecutive business days. Progen have until 3 March 2009 to regain compliance.

10	13-Nov-08	Board received a number of incomplete potential merger proposals or expressions of interest. Intention to return capital at 50cps and explore M&A.

11	17-Nov-08	Intention to sell PharmaSynth Pty Ltd (Progen’s spun-out manufacturing division).

12	24-Nov-08

Either M&A transaction to be announced prior to 14 January 2009 with in excess of $1.10 value to Progen shareholders, or the PGL Board will recommend the entire capital of PGL be returned to shareholders.

13	22-Dec-08	Exclusive and binding merger implementation agreement signed with Avexa Limited with Progen

Chart Ref.	Date	Announcement
proposing a $20m buy-back prior.

14	9-Jan-09	Requisitioned general meeting to re-elect Progen Board.All of Progen’s current directors maintain their board position.

15	28-Jan-09

Cytopia Ltd has joined with other Progen shareholders to call a Progen GM to elect a new board, pursue a merger and enable the first full share buy-back offer to Progen shareholders at $1.10 per Progen share.

Source: ASX

We note the following significant announcements from the table above:

•                                10 April 2008:  Progen shares issued to Medigen Biotechnology Corporation (MBC) and foregoing entitlement to 15% royalty on PI-88.  Over the month following the announcement, the daily VWAP decreased approximately 26% from $1.92 to $1.41;

•                                23 July 2008:  Discontinuation of the PI-88 Phase III study in liver cancer following a strategic review.  Over the month following the announcement, the daily VWAP decreased approximately 46% from $1.19 to $0.64;

•                                24 November 2008:  Chairman’s address to Progen shareholders regarding either an M&A transaction in excess of $1.10 value or an entire capital return.  Over the month following the announcement, the daily VWAP increased approximately 50% from $0.60 to $0.90;

•                                22 December 2008:  Merger implementation agreement signed with Avexa Limited.  Over the month following the announcement, the daily VWAP decreased approximately 6% from $0.90 to $0.85; and

•                                13 January 2009:  Lodgement of the 2008 Form 20-F with US SEC.  On the day of the announcement, approximately 1.4 million Progen shares were traded.

The table below summarises the VWAP and liquidity of Progen shares over various look back periods up to 27 February 2009 for the purposes of this Report.

Table 5: Look Back Periods up to 27 February 2009

Look Back Period	VWAP ($AUD)	Volume (000)	Volume Traded as % of Current PGL Shares on Issue
1 Week	0.824	138	0.2%
1 Month	0.847	1,329	2.2%
3 Months	0.836	6,027	10.0%
6 Months	0.743	23,423	38.7%
1 Year	1.265	34,063	56.3%

Source: Bloomberg

The above table shows that the VWAP over the various look back periods selected has varied between $0.743 and $1.265.  Approximately 39% of the Company’s current stock was traded over the six months prior to 27 February 2009 indicating the Progen stock is reasonably liquid.

3.5.2.                     Composition of the Progen Share Register

The top 10 shareholders of the Company as at 11 February 2009 are included in the table below:

Table 6:  Shareholders and Issued Capital of Progen

Shareholder	Shareholding (Ordinary Shares)	Percentage of Total (%)
ANZ Nominees Ltd	5,219,272	8.6
National Nominee Ltd	4,426,281	7.3
JP Morgan Nominees Australia Ltd	3,755,732	6.2
Jdv Limited<Ent Investment A/C>	3,691,127	6.1
Medigen Biotechnology Corporation	2,096,482	3.5
Ms Fu-Ying Wang	1,501,749	2.5
HSBC Custody Nominees (Australia) Limited – A/C 3	1,375,970	2.3
Miss Fu Mei Wang	1,272,564	2.1
Citicorp Nominees Limited	931,868	1.5
Mr Min-Hua Yeh	844,894	1.4
Total	25,115,939	41.5
Other	35,429,192	58.5
Total Shares Issued	60,545,131	100

Source: Progen

The top 10 shareholders of the Company hold 41.5% of the total issued capital however we consider the shares of the Company to be thinly held given many of these registered holders have a number of beneficiaries which make up their total holding.

We note that the beneficial owner with the most Progen shares as at 11 February 2009 is Northcape Capital Limited with 4,838,743 Progen shares representing approximately 8.0% of the total issued capital.

3.6.                  Recent Events

Since the announcement of the cancellation of the PATHWAY program for PI-88, Progen’s leading pharmaceutical compound, the Progen share price has been trading at historical lows and there appears to be uncertainty amongst investors on the future direction of Progen.

The recent significant events per Progen’s announcements are summarised below:

3.6.1.                     Return of Capital or Merger Announcement

On 24 November 2008, Progen announced that prior to 14 January 2009, the Company would either:

•                                Announce the terms of a  merger or acquisition transaction with a value in excess of  $1.10 per share for Progen shareholders; or

•                                Recommend the entire capital (less liabilities and allowances for the continuing statutory and all other costs) of Progen be returned to shareholders, estimated to be $1.10 per share.

The share price increased by over 50% during the next month.

3.6.2.                     Proposed Merger With Avexa Limited (Avexa)

On 22 December 2008 Progen announced that it had executed an exclusive binding merger implementation agreement with Avexa whereby Progen would issue Avexa shareholders 1 Progen share for every 12.857 Avexa shares with Progen proposing a $20 million voluntary share buy-back prior to the Proposed Merger.

Avexa is a Melbourne-based biotechnology company with a focus on discovery, development and commercialisation of small molecules for the treatment of infectious diseases.  Avexa has dedicated resources and funding for key projects including its HIV integrase program and an antibiotic program for antibiotic-resistant bacterial infections.

A meeting of Progen shareholders to approve the share buy-back was later scheduled for 11 March 2009.

3.6.3.                     Requisitioned General Meeting to Re-Elect Progen Board

A requisitioned General Meeting was held on 9 January 2009 to re-elect the Progen Board of Directors upon the request of a minority shareholder group.  All of the original Progen directors maintained their board position.

The minority shareholder group’s proposed strategy contained the following elements:

•                                Releasing value locked up in PI-88 (the group said that a third party had given the group “in principle” agreement to basic terms intending to lead to a collaboration and licensing agreement);

•                                Releasing value in the PG500 series (the group said that expressions of interest had been received with respect to PG524);

•                                Release value locked up in other Progen assets (including inter alia, PGI, GMP Facility, IP Portfolio, etc.);

•                                Providing access rights to new, more potent and less toxic pharmaceutical compounds incorporating highly sulfated polysaccharides;

•                                Restructuring and refocusing Progen (entirely new business plan, image, etc.); and

•                                Returning millions of dollars of surplus capital to Progen shareholders.

3.6.4.                     Cytopia Limited Joins With Progen Shareholders

On 28 January 2009, Cytopia Limited announced that it had joined with other Progen shareholders to call a Progen General Meeting to elect a new board, pursue a merger and enable the first full share buy-back offer to Progen shareholders at $1.10 per Progen share.  This was later scheduled for 27 March 2009 with the buy-back offer and rescintion resolutions removed.

Cytopia later issued a letter to Progen shareholders recommending Progen shareholders adjourn the merger meeting in relation to the Proposed Merger.  Progen released an announcement on 26 February 2009 urging Progen shareholders to reject Cytopia’s call to adjourn the merger meeting.

Cytopia are listed on the ASX with a market capitalisation of $7.6 million (based on the closing share price as at 27 February 2009 of $0.09) and net tangible asset backing as at 31 December 2008 of $0.08 per share.

Cytopia is an Australian biotechnology company discovering new pharmaceutical compounds to treat cancer and other diseases.  Cytopia conducts its research and pharmaceutical compound development through subsidiaries based in Melbourne, Australia and San Francisco, USA and specialises in developing new small molecule pharmaceutical compounds with an improved therapeutic profile for the treatment of cancer.

3.6.5.                     Proposed Merger Not Proceeding

On 9 March 2009 Progen/Avexa agreed to withdraw from the Proposed Merger based on decisive and unambiguous Progen shareholder proxy voting results against the Proposed Merger.  Shareholders voted against the Proposed Merger.

3.6.6.                     PI-88 Development in Taiwan and Buy-Back Proposal of $40m

On 9 March 2009 Progen also announced that it has been advancing discussions for the regional development of PI-88 in Asia.  Amongst these general discussions have been specific conversations with the Taiwanese Department of Health (DOH) concerning the further regulatory requirements for PI-88 in Taiwan.  The DOH has indicated a high degree of interest in registering PI-88 in Taiwan because of a high unmet medical need.  In fact, the DOH has indicated that it is prepared to register PI-88 after the successful completion of a confirmatory locally executed clinical study.

Additionally, on 9 March 2009 Progen announced that it would offer a voluntary buy-back of ordinary shares, subject to shareholder approval, in which up to $40 million of Progen shares will be purchased by the company at a price of $1.10 per share. Accordingly, the Buy-Back Proposal will involve a maximum of 36,363,636 ordinary shares, representing approximately 60% of Progen’s ordinary share capital.

3.7.                  Outlook

Progen outlined in their announcement on 9 March 2009 “Progen’s future direction”.  Assuming a Fully Participated VSBB, Progen will have approximately $25.1 million (refer to Section 5.6 of this Report) to focus on the following:

•                                Development and commercialisation of PI-88 in Taiwan;

•                                Further development of the PG500 Series; and

•                                Avoid the crystallisation of contingent liabilities.

4.                            FINANCIAL INFORMATION

In considering the financial performance, financial position and cash flows of the Progen business, we have considered the audited historic income statements, balance sheets and cash flow statements of the Progen consolidated entity which includes PGI and PSP.

4.1.                  Consolidated Income Statements

The Consolidated Income Statements for Progen for the financial years ended 30 June 2007, 2008 and half-year ended 31 December 2008 are summarised in the table below:

Table 7:  Consolidated Income Statements – Progen

	Financial Year Ended 30 June		Half-Year Ended 31 December
($AUD millions)	2007	2008	2008

Operating Revenue	2.7	6.5	3.1
Other Income	1.1	1.4	0.1
Total Revenue	3.8	7.8	3.2
Net Foreign Exchange Gain/(Loss)	(0.7)	(3.9)	7.1
Research and Development Costs	(7.0)	(16.1)	(7.0)
Manufacturing Facility Expenses	(2.4)	(2.7)	(0.8)
Administrative and Corporate Expenses	(4.8)	(7.2)	(3.6)
Other Operating Expenses	(9.6)	(4.0)	(0.7)
Impairment Loss	(1.8)	—	—
Total Expenses	(26.2)	(34.0)	(5.0)
Profit/(Loss) before tax	(22.5)	(26.1)	(1.7)

Source: Progen 2008 Annual Report and Financial Report for the Half-Year to 31 December 2008

NB: Includes rounding.

In the case of the Income Statements summarised above, we note the following;

•                                Operating Revenue:  Comprises mostly of interest revenue and also income from manufacturing.  The increase for the year ended 30 June 2008 ($6.5 million; 2007: $2.7 million) is due to interest revenue increasing from the increase in cash held by the company as a result of capital raisings.  Refer to cash flow statements in Section 4.3.

•                                Net Foreign Exchange Gain/(Loss):  As Progen had significant US Dollar (USD) contracts with PATHWAY service providers and additionally, has significant operations in the US through PGI, Progen’s income statement can be affected significantly by movements in the USD/AUD exchange rates.  Progen holds significant USD’s to mitigate the effect of its foreign currency exposure.  The large gain for the half year ended 31 December 2008 is a result of the fall in the Australian dollar.

•                                Research and Development Costs:  The table below summarises the break-down of research and development costs over the financial years ended 30 June 2007, 2008 and half-year ended 31 December 2008.

Table 8:  Break-down of Research and Development Costs

	Financial Year Ended 30 June		Half-Year Ended 31 December
($AUD millions)	2007	2008	2008

PI – 88	4.1	11.3	3.9
PI – 166	—	0.1	0.1
PG – 11047	—	0.5	0.8
PG 500 Series and Heparanase Discovery Program PG 11047	2.1	2.9	0.9
Epigenetics Discovery Program	—	0.8	0.7
General Research and Development Costs	0.7	0.6	0.7
Total Research and Development Costs	7.0	16.1	7.0

Source: Progen 2008 SEC Filing.

NB: Includes rounding.

The above table shows the majority of the research and development costs relates to PI-88.

•                                Manufacturing Facility Expenses:  These costs relate to the manufacturing services provided by PSP.  As mentioned above, the company is intending to dispose of the PSP operations as announced on 17 November 2008.

•                                Administrative and Corporate Expenses:  These costs have trended year-on-year with research and development costs.

•                                Other Operating Expenses:  The balances for each period comprise of the following:

•                                    Half-Year Ended 31 December 2008:  Costs associated with the proposed merger with Avexa Limited as announced on 22 December 2008;

•                                    Financial Year Ended 30 June 2008:  Fair value of 0.7 million Progen shares issued to MBC ($2.0 million) and $2.0 million paid to MBC in relation to the termination of the Alliance Agreement; and

•                                    Financial Year Ended 30 June 2007:  Fair value of 1.2 million Progen shares ($8.3 million) issued to MBC and fair value of 1 million Progen options ($1.3 million) issued to MBC in relation to the termination of the Alliance Agreement.

•                                Impairment Loss:  This cost was incurred on the return of 15,176,525 MBC shares in relation to the termination of the Alliance Agreement.

4.2.                  Consolidated Balance Sheets

The Consolidated Balance Sheets for Progen as at 30 June 2007, 2008 and 31 December 2008 are summarised in the table below:

Table 9:  Consolidated Balance Sheets – Progen

	As at 30 June		As at 31 December
($AUD million)	2007	2008	2008

ASSETS
Current Assets
Cash Assets	98.2	76.8	72.9
Receivables	1.1	1.2	0.9
Assets of Disposal Group ‘Held for Sale’	—	0.6	0.7
Total Current Assets	99.3	78.6	74.6
Non-Current Assets
Short-term deposits	0.1	0.1	0.2
Intangibles	—	3.4	3.2
Property, Plant and Equipment	1.2	0.5	0.5
Total Non-Current Assets	1.3	4.0	3.8
TOTAL ASSETS	100.6	82.6	78.3
Current Liabilities
Payables	2.1	6.4	3.9
Other Liabilities	0.3	0.4	0.2
Liabilities of Disposal Group ‘Held for Sale’	—	0.2	0.3
Total Current Liabilities	2.4	7.1	4.3
Non-Current Liabilities
Provisions	0.3	0.2	0.2
Total Non-Current Liabilities	0.3	0.2	0.2
TOTAL LIABILITIES	2.7	7.3	4.5
NET ASSETS	98.0	75.3	73.8
Equity
Contributed Equity	189.2	191.4	191.5
Reserves	1.9	3.2	3.4
Accumulated Losses	(93.1)	(119.3)	(121.0)
TOTAL EQUITY	98.0	75.3	73.8

Source: Progen 2008 Annual Report and Financial Report for the Half-Year to 31 December 2008.

NB: The balance sheet as at 31 December 2007 has not been restated to reflect the assets and liabilities of the disposal group classified as held for sale.

NB: Includes rounding.

In the case of the Balance Sheets summarised above, we note the following:

•                                Cash Assets:  This is the main asset of Progen and the movement primarily reflects research and development costs.

•                                Assets and Liabilities of Disposal Group ‘Held for Sale’:  These balances relate to the operations of PSP.  As mentioned above, Progen announced its intention to dispose of PSP on 17 November 2008.  It should be noted that the balance sheet as at 30 June 2007 has not been restated to reflect the assets and liabilities of the disposal group classified as held for sale.

•                                Intangibles:  This relates to the intellectual property rights acquired through the acquisition of PGI (formerly Cellgate Inc) on 4 February 2008.

•                                Property Plant and Equipment:  the balance as at 30 June 2007 includes property, plant and equipment relating to the disposal group classified as ‘held for sale’.

4.2.1.                     Contingent Liabilities

As at the date of this Report, the following contingent liabilities exist for Progen:

Table 10:  Progen Contingent Liabilities

Contingent Liability	Description	Amount (millions)
PGI Commitments	In relation to the milestone payments as part of the acquisition of PGI. Refer to Section 3.3.3 of this Report.	USD	19.5

Medigen Alliance Agreement Termination	On 16 January 2007, Progen announced it had reached an agreement with MBC to terminate the Alliance Agreement. As part of that termination the Company has a remaining $2 million to be paid to MBC on a defined PI-88 commercialisation milestone or transaction event being achieved.		$2.0

Government Grants

The Company has received two separate Australian Government research grants: a R&D Start Grant which has been completed, and a R&D Commercial Ready Grant. The Government may require the Company to repay all or some of the amount of a particular grant together with interest in either of the following circumstances:

•                  The Company fails to use its best endeavours to commercialise the relevant grant project within a reasonable time of completion of the project;

•                  Upon termination of a grant and/or at the Government’s discretion;

•                  Overpayment by the government; or

•                  The Company spends the funds other than in accordance with the grant deed.

It should be noted that the Company continues to pursue the development programs funded by these grants.

			$6.4

Source: Progen Financial Report for the Half-Year to 31 December 2008.

4.3.                  Consolidated Cash Flow Statements

The Cash Flow Statements for Progen for the financial years ended 30 June 2007, 2008 and half-year ended 31 December 2008 are summarised in the table below:

Table 11:  Consolidated Cash Flow Statements — Progen

	Financial Year Ended 30 June		Half-Year Ended 31 December
($AUD million)	2007	2008	2008
Cash Flows from Operating Activities
Receipts from Customers	0.2	1.6	0.7
Payments to Suppliers, Employees and Others	(11.8)	(23.3)	(14.9)
Receipt of Government Grants	1.1	1.0	0.4
Interest Received Net of Finance Costs	1.4	5.0	2.2
Net Cash Flows (Used In) Operating Activities	(9.1)	(15.7)	(11.6)
Cash Flows from Investing Activities
Purchase of Property, Plant and Equipment	(0.3)	(0.4)	(0.2)
Cash Paid on Acquisition of Net Assets and Costs Incurred, Net of Cash Acquired	—	(0.6)	—
Net Cash Flows (Used In) Investing Activities	(0.3)	(0.9)	(0.2)
Cash Flows from Financing Activities
Exercise of Options	0.3	—	—
Share Placement Net of Transaction Costs	92.2	(0.3)	—
Repayment of Loan	—	(0.8)	—
Net Cash Flows (Used In)/from Financing Activities	92.4	(1.1)	—
Net (Decrease)/Increase in Cash Held	83.1	(17.7)	(11.8)
Net Foreign Exchange Differences	(0.7)	(3.8)	8.0
Cash and Cash Equivalents at Beginning of Period	15.9	98.2	76.7
Cash and Cash Equivalents at End of Period	98.2	76.7	72.9

Source: Progen 2008 Annual Report and Financial Report for the Half-Year to 31 December 2008.

NB: Includes rounding.

In the case of the Cash Flow Statements summarised above, we note the following:

•                                Payments to Suppliers, Employees and Others:  The development of PI-88 contributed to the increase in this balance for the year ended 30 June 2008 ($23.3 million; 2007: $11.8 million).

•                                Cash Paid on Acquisition of Net Assets and Costs Incurred, Net of Cash Acquired:  This relates to the acquisition of PGI (formerly Cellgate Inc) as outlined above in Section 3.3.3.

•                                Share Placement Net of Transaction Costs:  During the financial year ended 30 June 2007, the Company had undergone significant capital raisings in relation to the planned development through to commercialisation of PI-88 as summarised in the table below:

Table 10: Progen Share Placement Breakdown for Financial Year Ended 30 June 2007

Details	Number of Ordinary Shares (million)	Amount ($AUD million)
Private Placements	3.7	20.0
Share Purchase Plan	1.0	5.4
US Placement	6.9	39.6
Rights Entitlement Offer	5.9	34.1
Total	17.5	99.1
Less: Total Transaction Costs		(6.9)
Net		92.2

Source: Progen 2008 Annual Report.

NB: Includes rounding.

•                                Repayment of Loan:  This balance relates to debt assumed (and repaid) by Progen as part of the acquisition of PGI (formerly Cellgate Inc.) as outlined above in Section 3.3.3.

•                                Net Foreign Exchange Differences:  As mentioned in Section 4.1, Progen holds significant USD’s to mitigate the effect of its foreign currency exposure.

5.                            VALUATION OF PROGEN

Set out in Appendix 1 is a summary of the various valuation methodologies considered by WHKSL in determining the most appropriate valuation methodology to value Progen.

We have estimated the fair value of Progen using the sum of the parts approach.  In our view, the most appropriate valuation methodology to value the commercialisation of PI-88 in Taiwan is the probability adjusted discounted cash flow (DCF) method.  Under this methodology, the value of the commercialisation of PI-88 in Taiwan is equal to the probability adjusted net present value of the expected future cash flows.  These cash flows are adjusted to reflect the probability of achieving technical success.

The probability adjusted cash flows have been discounted back to present value using a discount rate which reflects the uncertainty associated with estimating the future returns from the commercialisation of PI-88 in Taiwan.

A separate value has also been assigned to the development programs acquired under the PGI acquisition (formerly Cellgate Inc.) using the market based approach.  We have applied a nominal value to the other development programs as they are in their early stages of development.

As a cross-check to our primary valuation conclusion, we have assessed the net cash backing of Progen shares prior to the voluntary share buy-back and post the Fully Participated VSBB.  In addition, we have compared our value derived under our primary valuation methodology to the share trading history of Progen.

As mentioned above, we have estimated the fair market value of Progen prior to the voluntary share buy-back and post the Fully Participated VSBB, using the sum of the parts approach.  This approach involves calculating the value of each of Progen’s investments using an appropriate valuation methodology, with the value of Progen being the sum of these values plus the value of any surplus assets and liabilities.  The investments of Progen and the surplus assets and liabilities include the following:

•                                PI-88 – we have prepared a probability adjusted DCF value of the commercialisation of PI-88 in Taiwan based on the cash flow forecasts prepared by Progen management following their recent discussions with the Taiwanese Department Of Health (DOH);

•                                PGI - Purchased by Progen in February 2008 for USD2.5 million and currently the intellectual property (IP) acquired from this acquisition has a net book value of $3.2 million. We have had regard to this transaction and the carrying value of the IP in the financial statements of Progen to determine a value for PGI;

•                                Other Development Programs – Progen has a number of other development programs which are in the early stages of development.  We have ascribed a nominal value to these development programs; and

•                                Surplus Cash – Based on the forecasted book value as at 30 April 2009 (after adjusting for planned overhead expenditure but before expenditure on development programs).

5.1.                  Value of PI-88

Progen announced to the market on 23 July 2008 that the PATHWAY program for PI-88 had been cancelled and that they would pursue opportunities at a regional level.

Progen has been advancing discussions for the regional development of PI-88 in Asia.  Amongst these general discussions have been specific conversations with the Taiwanese (DOH).  The Taiwanese DOH have expressed interest in performing a confirmatory registration study in Taiwan supported by the successful Phase II study previously performed in Taiwan.  Progen announced this to the market on 9 March 2009.  The expectation of Progen is that should the results achieved in the Phase II study be replicated in confirmatory registration study, PI-88 may be able to be registered in Taiwan.

Although Progen is confident that these matters can be advanced with the DOH, Progen have noted in the Explanatory Memorandum that no binding commitments have been entered into.

In valuing the commercialisation of PI-88 in Taiwan we have been provided with cash flows prepared by Progen management.

The information provided to WHKSL has been evaluated through analysis, inquiry and review for the purposes of providing this Report.  However, WHKSL does not warrant that its inquiries have identified or verified all of the matters that an audit, extensive examination or due diligence investigation might disclose as our procedures and enquiries did not include verification work, nor constitute an audit in accordance with Australian Auditing Standards (AUS), nor a review in accordance with AUS 902 applicable to review engagements.

This Report is based upon financial and non-financial information provided by Progen and its advisers and WHKSL has no reason to believe that any material facts (that a reasonable person would expect to have had disclosed) have been withheld.  Included in this information, are the assumptions and opinions of Progen management which, in some instances, are not capable of external and independent verification or validation.

5.1.1.                     Assumptions

The key assumptions adopted in the preparation of the cash flow projections for the planned commercialisation of PI-88 in Taiwan are summarised in the table below:

Table 10: Assumptions for Forecast Cash flows

Assumption	Value	Comments
Likelihood of success of trial	80%

Studies(5) indicate the chance of success for investigational drugs in Phase III are 75%. Given the same trial was performed in Phase II in Taiwan Progen management believe there is a very strong chance for success.

Development costs	AUD$10 million	Progen have based the costs of development on their experience in the previous trial performed in Taiwan for PI-88.

Development timing	5 years

Development timing is based on the following:
9 months to set-up the trial including establishing a presence in Taiwan, Clinical Investigator Team established (likely to be the same as the previous Phase II trial), finalise arrangements with the Taiwan DOH, enter agreement with a Contract Research Organisation (CRO), finalise the protocol for the trial, commence manufacture of initial treatment doses, administration and recruit staff;
18 months to recruit patients;
12 months to have the final patient finalise treatment and data analysis;
6-12 months to finalise application for drug approval and have approval granted; and
12 month allowance for delays in the trial process and manufacture and distribution of product.

Manufacturing costs	AUD$2 million

Progen when preparing the PATHWAY program were in final negotiations with a manufacturer in Taiwan to produce PI-88 before the program was cancelled. The $2 million estimate for manufacturing costs is based on this draft agreement together with Progen’s experience from owning a pharmaceutical manufacturing plant.

ANU Royalty	8.75%	Under the terms of the ANU agreement a royalty is paid on the commercialisation of PI-88.

HCC Patients	6,160 in 2006 grown at 2.63% p.a.

Progen management have projected the 2006 HCCC patient estimate in Taiwan of 6,160 in the Globocon study prepared by Frost and Sullivan in 2003 by the compound annual growth used in the study of 2.63%.

HCC Patients re-sected	30%	Progen management opinion based on historical literature and extensive communication with key opinion leaders.

Market share	7% growing to 60% after 5 years

Progen management have assumed the number of patients using PI-88 will increase from 7% in the first year (2014) to 16% (2015), 32% (2016), 46% (2017) and 60% (2018) and remain at 60% until 2022 when the drug draws to the end of its useful life and declines by 25% each year until it is no longer used in 2027.

(5) DiMasi, J.A., 2001, “Risks in New Drug Development: Approval Success Rates for Investigational Drugs”. Clinical Pharmacology Therapeutics, vol 69, p 297-307

Assumption	Value	Comments

In 2016 the patent for PI-88 expires which is in the middle of the growth in market share. However an extension is available for a further 5 years to 2021. It is assumed the extension is granted and the growth will continue to 2018. Once the patent expires it is assumed the life of the drug is limited and declines in use from 2022 onwards.

Assumption	Value	Comments
Revenue per patient	USD$30,000

Based on the Phase II results, PI-88 on average will extend the period before the liver cancer returns after surgery to 18 months. The cost per year is based on the pricing of other anti-cancer drugs which range from USD$20,000 to USD$40,000 per annum per patient(6) This pricing is based on the US market and therefore Progen have reduced the pricing for the Taiwan market to assist in negotiating with the Taiwan DHO. In Taiwan the cost of the treatment is fully paid from public funds.

CoGS and sales and marketing costs	USD$9,000 per patient

Progen estimate equates to 30% of revenue which Progen believe to be high however recognise they will only have one product to spread their costs against. The CoGS assumption has also been based on the draft manufacturing agreement being negotiated in preparation of the PATHWAY program.

Payment to Medigen	USD$0

The MBC agreement requires a $2 million payment should Progen enter into an agreement with a third party to commercialise PI-88. Progen management are not planning to commercialise PI-88 with a third party and therefore believe the payment of $2 million is not required.

Withholding tax	0%	Progen management have assumed the structure adopted will not trigger withholding tax and that the existing tax losses of Progen will be used so that no tax will be payable.

Life of product	15 years

Progen management have based the life cycle of PI-88 on a study by Bauer and Fisher of pharmaceutical compound life cycles of approximately 11 to 14 years and their knowledge of the Asian market which they believe has extended life cycles. The patent on PI-88 can be extended to 2021 by which time Progen expect PI-88 to be well established in the Taiwanese market.

Exchange rate	0.64	Cash flows are in USD and have been converted using the rate of USD 1.00: AUD 64 cents which is the weighted average exchange rate over the last month.

Source: Progen

5.1.2.                     Discount Rate

While the above assumptions and resultant cash flows have been probability adjusted for success of the confirmatory registration study there are still commercial risks for PI-88.  We consider that the discount rate should still be relatively high despite the probability adjustment.

(6) USA Today “Prices soar for cancer drugs” 10 July 2006

We have assumed the project is unable to be funded by debt and therefore we have used the cost of equity as an appropriate discount rate using the Capital Asset Pricing Model (CAPM).

The formula for the cost of equity (Ke) under the CAPM is as follows:

Ke = Rf + B(MRP)

Risk Free Rate (Rf): 3.9% based on the 15 year US treasury bond rate as at 27 February 2009 as the cash flows are in USD and the life of the drug and the development period is approximately 15 years.

Market risk premium (MRP): 6% based on historical studies of long term equity returns.  We note that in the current market the MRP may have increased significantly, in fact a research database called Bloomberg calculates the MRP currently at greater than 8%.  We have elected not to adjust the MRP for the current market conditions however we have considered this when selecting our Beta range.

Beta (B) = 2.8 – 3.2 based on our judgement of the specific underlying risks.  We reviewed the beta of Progen (0.5) and other comparable bio-technology listed companies (refer Appendix 3) however found the results to be unreliable.  The comparable companies and indeed the entire sector are highly volatile however have relatively low betas.  A beta of less than 1, such as Progen’s 0.5 would suggest the business is less risky than investing in the ASX index.  We consider this to be unreasonable given the risks inherent in a biotechnology business such as Progen.

Ultimately the determination of the discount rate and the beta are a judgement based on the assessment of the risk.  The main risks we considered in forming our assessment of an appropriate beta are as follows:

•                                At this stage Progen have not entered into any binding commitments to perform the trial in Taiwan and there are a number of milestones that are required before the trial will commence such as:

•                             Continue discussions with the Taiwan DOH;

•                             Establish a wholly owned Taiwan subsidiary;

•                             Finalise a contract with a CRO; and

•                             Finalise the trial protocol.

Accordingly, there are risks that the trial will not proceed although Progen management consider this to be a low risk;

•                                The trial may be successful however not be registered. Studies(7) suggest there is a 15% chance that a pharmaceutical compound will not be registered after a successful Phase III although these studies are typically for drugs in the North American market.  Progen management believe this to be a very low risk based on the discussions with Taiwanese

(7) DiMasi, J.A., 2001, “Risks in New Drug Development: Approval Success Rates for Investigational Drugs”. Clinical Pharmacology Therapeutics, vol 69, p 297-307

DOH and the process in Taiwan for registration is less complex than the North American market;

•                                There is limited support for the market share assumptions, as is the case for any new product going to market.  Until the market is tested by releasing the product there is a high degree of uncertainty on this assumption and value is very sensitive to this assumption as shown in our sensitivity analysis in Section 5.1.4 where a 5% change in market share results in a 7% to 8% change in value;

•                                The success of the pharmaceutical compound and in particular the growth in market share is dependent upon patients taking the appropriate dose for the entire treatment period.  Patients will be required to inject the pharmaceutical compound 4 times a week on an average period of 18 months.  There is a risk the results from the study may be mixed if patients do not keep to the prescribed program which may hinder the growth in market share;

•                                The current uncertainty regarding the global financial markets and the exposure to foreign exchange risk;

•                                A competitive pharmaceutical compound entering the market before market share can be established, in particular Nexavar (refer Section 3.3.2) which is currently doing a multinational Phase III study for post re-section liver cancer; and

•                                Risk that the pharmaceutical compound does not perform in line with the Phase II and confirmatory registration study or adverse results occur once commercialised, again Progen management believe this to be unlikely given the level of testing that is required to register the pharmaceutical compound and the results to date.

Based on the above assumptions we consider an appropriate discount rate range is 20.7% to 23.1%.

5.1.3.                     Summary of PI-88 Valuation

Based on the above assumptions the value of the commercialisation of PI-88 on a controlling is as follows:

Table 12:  Summary of PI-88 Valuation

Value of PI-88	Low Value	Mid-point Value	High Value
Discount Rate	23.1%	21.9%	20.7%
Value of PI-88 (USD millions)	13.5	15.7	18.0
Exchange Rate	0.64	0.64	0.64
Value of PI-88 ($ million)	21.1	24.6	28.1

Source: WHKSL Calculations

5.1.4.                     Sensitivities for PI-88 Valuation

In arriving at the above valuation we have also performed sensitivities on the key assumptions as follows:

Table 13:  Sensitivities for PI-88 Valuation

	Base Case	Change in Factor	Impact on Low Value of PI-88	Impact on High Value of PI-88
Base Value ($ millions)			21.1	28.1
Sensitivity Factor
Discount Rate	20.7% to 23.1%	+/- 5%	-14%	13%
Prob. of Successful Trial & Taiwan Reg.	80%	+/- 5%	-9%	8%
Patients Treated with PI-88 — Penetration	60%	+/- 5%	-8%	7%
% of HCC Patients Re-sected	30%	+/- 5%	-8%	7%
AUD:USD	$0.64	+/- 5%	-12%	13%
Net sales price	Various	+/- 5%	-9%	8%
Cash Outflow	Various	+/- 5%	-4%	3%

Source: WHKSL Calculations

NB: Change in Factor is relative change i.e. 20.7% [base case] x (1-5%[change in factor])= 19.7%

The valuation of PI-88 is highly reliant on the assumptions made with regard to the exchange rate, market penetration of patients treated with PI-88 and percentage of HCC patients re-sected.

We note the above value is based on our understanding and view on the current state of negotiations with the Taiwan DOH at this stage of development of the confirmatory registration study and potential commercialisation.  As is typical of a new drug development there are milestones through the development which if achieved would see a significant increase in value.  In our view these milestones would be as follows:

Figure 5:  Timeline of PI-88 Value Milestones

Should the commercialisation of PI-88 in Taiwan be successful there is the potential for PI-88 to enter other markets, particularly in Asia, this potential upside has not been included in our value of PI-88.

5.2.                  Value of PGI

As referred to in Section 3.3.3, Progen acquired 100% of PGI on 4 February 2008 for USD2.5 million.  Additionally, per the ‘Agreement and Plan of Merger’ Progen is to pay the vendors of Cellgate Inc. four milestone payments totalling USD19.5 million.

Based on the consideration paid for the PGI acquisition and the tangible assets and liabilities acquired, a value for the intellectual property rights acquired was determined to be $3.5 million.  The Company apportioned all of this intangible asset value to PG-11047 on the basis that the other patents and research programs were early stage with limited commercial value at that point in time.  As at 31 December 2008, $0.3 million had been amortised resulting in a carrying value of $3.2 million.

Progen as at 31 December 2008, did not impair the carrying value of the PGI intangibles and had an independent expert value PG-11047 in its current state of development to support the carrying value.

Progen is continuing a Phase I dose-escalation trial which was initiated by Cellgate Inc. prior to the acquisition.  A Phase Ib trial is going to assess PG-11047 in combination with marketed drugs.  Since the acquisition to 31 December 2008, Progen has spent approximately $1.3 million in relation to PG-11047 which has been treated as an expense for financial reporting purposes.

Given the early stage of development of PG-11047 and the other technologies acquired as part of the acquisition of PGI and the inability to construct a sufficiently reliable forecast of cash flows, in our opinion a discounted cash flow methodology would not be appropriate to value the incremental value of PGI.

The best determinant of value is the price at which a business or an equity interest in that business has been bought or sold in an arms length transaction.  Accordingly, as the PGI business was purchased on agreed terms on an arms length basis between a willing but not anxious seller and a willing but not anxious buyer, we are of the opinion the value paid for this transaction is representative of the fair market value of the PGI business.

Since the time of acquisition the NASDAQ Biotech Index in the United States has fallen by 21.1% which may imply the price paid for Cellgate has also fallen however we note the following:

•                                The intellectual property has recently been valued and found not to be impaired; and

•                                Since the date of acquisition to 31 December 2008, Progen have spent $1.3 million on progressing PG-11047 and plan to spend a further $1.2 million to complete the Phase Ib trial.

Therefore we consider the purchase price paid for PGI to be reflective of a controlling interest value for PGI.  Based on the average exchange rate for the past month of USD$1.00:AUD0.64, we have assessed the value of PGI on a controlling basis to be $3.9 million (USD2.5 million divided by 0.64).

5.3.                  Value of Other Development Programs

Progen have a number of other development programs in the early stages of development besides those acquired as part of the PGI acquisition and PI-88 including (but not limited to):

•                                PG 500 series – Pre-clinical stage; and

•                                Heparanase Program – Late discovery.

We have placed a nominal value on these programs of $0 to $1 million on a controlling basis given the following:

•                                Based on empirical studies there is a low probability of achieving regulatory approval and further risk of commercial success even with regulatory approval;

•                                The development programs will require significant capital expenditure on research and development and will take many years to develop;

•                                The PG 500 series has had promising results to date with less frequent doses required and better efficacy compared to PI-88; and

•                                The appetite for high risk assets such as these in the current global economic climate and state of global financial markets.

5.4.                  Surplus Cash

In arriving at a surplus cash position prior to the voluntary share buy-back and post the Fully Participated VSBB we have adopted the forecast cash position as at 30 April 2009 as provided by Progen management and adjusted for the forecasted overhead expenditure as outlined in the Explanatory Memorandum.  The remaining cash is effectively available to invest in the further development of other development programs or other investment opportunities and therefore has been treated as surplus.  Additionally, we have allowed for $0.7 million in transaction costs as the majority of transaction costs have been assumed to be paid by 30 April 2009.  The surplus cash position prior to the voluntary share buy-back and post the Fully Participated VSBB on a controlling basis is shown below:

Table 14:  Surplus Cash

($ millions) Surplus Cash	Prior to the Voluntary Share Buy-Back	Voluntary Share Buy-Back	Post Fully Participated VSBB
Gross Cash Position	69.4	(40.7)	28.7
Add: Current Assets
Receivables	0.8	—	0.8
Prepayments	0.3	—	0.3
Less: Current Liabilities
Payables & Accruals	(4.3)	—	(4.3)
Provisions	(0.5)	—	(0.5)
Net Cash Position	65.8	(40.7)	25.1
Less:
Overheads	(7.3)	—	(7.3)
Surplus Cash	58.5	(40.7)	17.8

Source: WHKSL Calculations

5.5.                  Summary Value of Progen

Sections 5.1 to 5.4 of this Report relate to the value of Progen on a controlling basis.  To arrive at a value on a minority interest basis, a minority discount is applied.

5.5.1.                     Minority Interests

Generally investors are willing to pay a premium in order to have control over the cash flows of a company.  This is referred to as a premium for control.  Based on empirical evidence of the premiums required to obtain control of companies, control premiums generally range from 20% to 35%(8) but can be higher or lower than this range depending on the circumstances of the transaction, the availability of strategic value to any purchaser and market conditions of the portfolio holding values.  This range implies minority discounts in the order of 15% to 26%.  The minority discount is, inter alia, impacted upon by the size of the economic interest and the ability to control the strategic direction of the asset and its ultimate sale.  Having regard to these matters, we note the following:

•                                Progen’s shareholders do not have significant influence over Progen; and

•                                During the trading period between 24 July 2008 and 21 November 2008, the VWAP of Progen shares traded at a discount to the average reported net cash backing as at 30 June 2008 and 31 December 2008 of approximately 36% to 50%.  Refer to Section 5.7 of this Report for the basis of the use of this period.

Based on the above, in our view, we consider it is appropriate to allow for a minority discount of 20% to 26% for Progen Shareholder’s minority holding in Progen.

(8) Applied Valuation, Kaplan Higher Education, 2008

5.5.2.                     Summary Value of Progen Prior to the Voluntary Share Buy-Back

A summary of the value of the Progen shares prior to the voluntary share buy-back is as follows:

Table 15:  Value of Progen Prior to the Voluntary Share Buy-Back

Value of Progen Prior to the Voluntary Share Buy-Back ($ millions)	Low Value	Mid-point Value	High Value
Controlling Value
PI-88	21.1	24.6	28.1
PGI	3.9	3.9	3.9
Other Development Programs	—	0.5	1.0
Surplus Cash (available for development programs)	58.5	58.5	58.5
Controlling Value of Progen Prior to the Voluntary Share Buy-Back	83.5	87.5	91.5
Minority Discount	26%	23%	20%
Minority Value of Progen Prior to the Voluntary Share Buy-Back	61.8	67.4	73.2
Progen Shares Outstanding Prior to the Voluntary Share Buy-Back (millions)	60.5	60.5	60.5
Value of Progen per Share Prior to the Voluntary Share Buy-Back	1.02	1.11	1.21

Source: WHKSL Calculations

The Buy-Back Price of $1.10 falls within our value range.

5.5.3.                     Summary Value of Progen Post the Fully Participated VSBB

A summary of the value of the Progen shares post the Fully Participated VSBB is as follows:

Table 16:  Value of Progen Post the Fully Participated VSBB

Value of Progen Post the Fully Participated VSBB ($ millions)	Low Value	Mid-point Value	High Value
Controlling Value
PI-88	21.1	24.6	28.1
PGI	3.9	3.9	3.9
Other Development Programs	0.0	0.5	1.0
Surplus Cash (available for development programs)	17.8	17.8	17.8
Controlling Value of Progen Post the Fully Participated VSBB	42.8	46.8	50.8
Minority Discount	26%	23%	20%
Minority Value of Progen Post the Fully Participated VSBB	31.7	36.1	40.7
Progen Shares Outstanding Post the Fully Participated VSBB (millions)	24.2	24.2	24.2
Value of Progen per Share Post the Fully Participated VSBB	1.31	1.49	1.68

Source: WHKSL Calculations

The value range has widened post the Fully Participated VSBB due to the reduced cash position which formed a significant percentage (64% to 70%) of the total value.  The increase in the value is a result of:

•                                The minority discount of the cash returned remaining with Progen; and

•                                The difference between the Buy-Back Price and the assessed value of the underlying Progen shares prior to the voluntary share buy-back.

The above is summarised in the table below:

Table 17:  Movement in Assessed Value of Progen Shares

Value of Progen Post the Fully Participated VSBB	Low Value	Mid-point Value	High Value
Controlling Value of Cash Returned to Progen shareholders plus transaction costs ($millions)	40.7	40.7	40.7
Minority Discount	26%	23%	20%
Minority Discount of Cash Returned Remaining with Progen ($millions)	10.6	9.4	8.1
Cash Paid Under Fully Participated VSBB including transaction costs	(40.7)	(40.7)	(40.7)
Assessed Value of Total Progen Shares Purchased Under Fully Participated VSBB	37.1	40.5	44.0
Net Value	5.7	7.6	9.6
Progen Shares Outstanding Post the Fully Participated VSBB (millions)	24.2	24.2	24.2
Movement in Assessed Value of Progen Shares Prior to the Voluntary Share Buy-Back and Post the Fully Participated VSBB	0.29	0.38	0.47

Source: WHKSL Calculations

In arriving at the above valuation we note the sensitivity factors outlined in Section 5.1.4 and have summarised their impact on the value of Progen shares prior to the voluntary share buy-back and post the Fully Participated VSBB.

Table 18:  Sensitivities Per Progen Share

	Change in Factor	Impact on Value/ Share Prior to (Low)	Impact on Value/ Share Prior to (High)	Impact on Value/ Share Post (Low)	Impact on Value/ Share Post (High)
Base Value		1.02	1.21	1.31	1.68

Sensitivity Factor
Discount Rate	+/- 5%	-3%	4%	-7%	7%
Prob. of Successful Trial & Taiwan Reg.	+/- 5%	-2%	2%	-4%	4%
Patients Treated with PI-88 - Penetration	+/- 5%	-2%	2%	-4%	4%
% of HCC Patients Re-sected	+/- 5%	-2%	2%	-4%	4%
AUD:USD	+/- 5%	-3%	4%	-6%	7%
Net Sales	+/- 5%	-2%	2%	-4%	4%
Cash Outflows	+/- 5%	-1%	1%	-2%	2%

Source: WHKSL Calculations

The valuation of Progen is sensitive to risks associated with its asset mix.  As mentioned in Section 5.1.4, the valuation of the commercialisation of PI-88 in Taiwan is highly reliant on the assumptions made with respect to the market penetration of patients treated with PI-88 and percentage of HCC patients re-sected.

There are many significant milestones throughout a pharmaceutical compounds development which depending on the results and degree of commercialisation may result in the share price of Progen being significantly higher or lower than our assessed value range.  In addition, at present the global financial markets are extremely volatile.  This volatility may also result in the Progen share price trading outside our value range.

5.6.                  Cash Backing Cross Check

As a cross-check to our primary valuation, we have had reference to the cash backing value of Progen shares given the primary asset recognised in the Progen balance sheet is cash.

We have been provided with a forecast of the April 2009 cash position and we have included the impact of the Fully Participated VSBB to arrive at a forecast post buy-back cash position.  The adjustments are as follows:

•                                Reduced cash by $40.7 million representing the cash returned to Progen shareholders assuming the Fully Participated VSBB ($40 million) and allowed for $0.7 million for transaction costs as the majority of transaction costs have been assumed to be paid by 30 April 2009; and

•                                Reduced shares outstanding by 36.4 million representing the shares bought back at $1.10 under the Fully Participated VSBB.

The forecast April 2009 cash position and the adjusted cash position prior to the voluntary share buy-back and post the Fully Participated VSBB is as follows:

Table 19:  Net cash position per share

($ millions)	Prior to the Voluntary Share Buy-Back	Voluntary Share Buy-Back	Post Fully Participated VSBB
Gross Cash Position	69.4	(40.7)	28.7
Add: Current Assets
Receivables	0.8	—	0.8
Prepayments	0.3	—	0.3
Less: Current Liabilities
Payables & Accruals	(4.3)	—	(4.3)
Provisions	(0.5)	—	(0.5)
Net Cash Position	65.8	(40.7)	25.1
Progen Shares Outstanding (millions)	60.5	(36.4)	24.2
Net Cash / Share ($)	1.09	1.12	1.04

Source: WHKSL Calculations

The net cash per share falls within our indicative value range for Progen prior to the voluntary share buy-back albeit at the lower end of our range which is understandable given cash is the major asset prior to the voluntary share buy-back.  The net cash per share post the Fully Participated VSBB is lower than our valuation range as the cash per share does not reflect the intangible value captured in the value of PI-88 and the cash is no longer the major asset.

The net cash backing value outlined in Table 18 above is based on a going concern basis and is not a ‘wind-up’ value assuming Progen is liquidated.  There are additional costs to be incurred if Progen was to be liquidated, such as redundancy costs, liquidator fees, legal fees and potentially approximately $39 million of contingent liabilities as set out in Section 4.2.1.  Therefore on liquidation the net cash returned to shareholders could be significantly lower than $1.09 or $1.04 per Progen share.

5.7.                  Share Price Cross-Check

We have also compared our assessed value to the trading price of Progen shares.  Given the number of announcements and the high level of volatility in the share market during the last 12 months we have not selected this as our primary valuation methodology however consider it reasonable as a cross-check.

We have selected the trading period between 24 July 2008 and 21 November 2008 as representative of the value of the Progen shares excluding the value of the commercialisation of PI-88 in Taiwan.  We have based our opinion on the following:

•                                On 23 July 2008 the cancellation of the PATHWAY program was announced, it is our view that the market assumed little to no value on PI-88 following that announcement.  We do also consider that the market may have been surprised by this announcement and was unclear of the future direction of Progen and discounted the value of the shares.  This is one of the reasons we have not used this method as our primary approach;

•                                On 24 November 2008 Progen announced it may enter into a merger or acquisition with an implied value in excess of $1.10, or return $1.10 per share.  Following the announcement we are of the opinion that the market factored in the chance of a return of capital; and

•                                The volumes traded during that period are not significantly different to trading outside that period (excluding days when significant announcements were made) and there is reasonable liquidity.

Based on the above we are of the opinion that the share price is a reasonable reflection of the value of the assets currently held by Progen other than the value of the commercialisation of PI-88 in Taiwan.

During the period 24 July 2008 and 21 November 2008 the daily volume weighted average price (VWAP) ranged from 58 cents to 75 cents with the VWAP for the period being 65 cents.  We have used this price range and added the value of the commercialisation of PI-88 in Taiwan to derive a value for Progen prior to the voluntary share buy-back and post the Fully Participated VSBB.

The following tables show the value of Progen prior to the voluntary share buy-back and post the Fully Participated VSBB based on the share price trading during the selected period:

Table 20:  Share Price Cross Check Value of Progen Prior to Voluntary Share Buy-Back

Value of Progen Prior to the Voluntary Share Buy-Back	Low Value	Mid-point Value	High Value
Controlling Value of PI-88 ($ millions)	21.1	24.6	28.1
Minority Discount	26%	23%	20%
Minority Value of PI-88 ($ millions)	15.6	18.9	22.5
Progen Shares Outstanding (millions)	60.5	60.5	60.5
Minority Value of PI-88 Per Share ($ millions)	0.26	0.31	0.37
Progen Share Price ($)	0.58	0.65	0.75
Value of Progen per Share Prior to the Voluntary Share Buy-Back	0.84	0.96	1.12

Source: WHKSL Calculations

Table 21:  Share Price Cross Check Value of Progen Post the Fully Participated VSBB

Value of Progen Post the Fully Participated VSBB	Low Value	Mid-point Value	High Value
Minority Value of PI-88 ($ millions)	15.6	18.9	22.5
Progen Shares Outstanding (millions)	24.2	24.2	24.2
Minority Value of PI-88 Per Share ($ millions)	0.65	0.78	0.93
Progen Share Price ($)	0.58	0.65	0.75
Value of Progen per Share Post the Fully Participated VSBB	1.23	1.43	1.68

Source: WHKSL Calculations

The value range per share prior to the voluntary share buy-back is similar to our adopted range under our primary valuation methodology albeit slightly lower which may be explained by the uncertainty surrounding the future of Progen in the share price at that time.  The value range per share post the Fully Participated VSBB is less reliable given the mix of assets have changed significantly, given the removal of the cash, in comparison to when the share price was trading, however again is similar to our value range derived with our pricing approach.

6.                            EVALUATION OF THE BUY-BACK PROPOSAL

In developing our evaluation criteria, we have considered the nature of the Buy-Back Proposal, and how its approval will impact upon Progen shareholders.

As there is no legal definition of the expression ‘in the best interests’, in our assessment of the Buy-Back Proposal we have considered the following factors in forming our opinion as to whether the Buy-Back Proposal is in the best interests of Progen shareholders.

•                                The position of Progen shareholders prior to the Buy-Back Proposal;

•                                The advantages and disadvantages of the Buy-Back Proposal; and

•                                The position of Progen shareholders should the Buy-Back Proposal be approved or not approved.

Based on our assessment of the above factors we conclude whether the Buy-Back Proposal is in the best interests of Progen shareholders.

6.1.                  The Position of Progen Shareholders Prior to the Buy-Back Proposal

In assessing the position of Progen shareholders prior to the Buy-Back Proposal, we have compared the Buy-Back Price ($1.10) to the value of the Progen shares being offered for sale under the Buy-Back Proposal prior to the voluntary share buy-back on a minority interest basis.

We have assessed the value of Progen shares prior to the voluntary share buy-back to be in the range of $1.02 to $1.21 per Progen share on a minority interest basis.  The Buy-Back Price of $1.10 per Progen share is within our valuation range.

6.2.                  The Advantages and Disadvantages of the Buy-Back Proposal

We have identified the following primary advantages and disadvantages to Progen shareholders of approving the Buy-Back Proposal.

Advantages

•                                Opportunity to Receive a Premium Above the Recent Trading Share Price

The Buy-Back Price of $1.10 per Progen share under the Buy-Back Proposal is greater than the one week, one month, three month and six month VWAP of Progen shares quoted on the Australian Stock Exchange (ASX) to 27 February 2009.

The Buy-Back Proposal gives Progen shareholders the opportunity to realise all or part of their investment in Progen at a higher price than the historical volume weighted average price of Progen over the last six months.

It should be noted however, that the previous trading share prices for Progen is prior to the announcement of the commercialisation of PI-88 in Taiwan.

•                                Sufficient Cash for Progen to Further Develop Their Existing Development Programs

Post the Fully Participated VSBB, Progen will have sufficient cash to develop PI-88 through to commercialisation and have remaining cash to further advance their other existing development programs the number of Progen shares to be bought back from each Progen shareholder will be scaled back on a pro-rata basis having regard to the total number of acceptances.

•                                Opportunity to Reduce Exposure to the Biotechnology Sector and/or Have Access to Cash

In the current market environment many shareholders are assessing their share portfolios and determining the appropriate weightings in various asset classes depending on their views on the outlook for various sectors, their appetite for risk and their present funding requirements.

The Buy-Back Proposal enables shareholders to access cash and/or to reduce their exposure without completely exiting the biotechnology sector and missing any potential upside.

•                                Equal Participation in the Buy-Back Proposal

All Progen shareholders have equal opportunity to participate in the voluntary share buy-back.  Under a Fully Participated VSBB scenario, where the number of shares offered by Progen shareholders is equal to or greater than the number that can be bought under the Buy-Back Proposal, 36,363,636 the number of Progen shares to be bought back from each Progen shareholder will be scaled back on a pro-rata basis having regard to the total number of acceptances.

•                                Right But No Obligation to Participate

Progen shareholders will have the right to participate in the Buy-Back Proposal, but will not be obligated to.

•                                Potential for Greater Ownership and Opportunity to Benefit in Value Increase

As a maximum of 60% of the Progen shares outstanding may be purchased by Progen under the voluntary share buy-back, the ownership in Progen will be concentrated if the Buy-Back Proposal is approved and shares are purchased under the voluntary share buy-back.  Therefore, the potential exists for Progen shareholders who elect not to participate (i.e. not offer to sell their shares) in the voluntary share buy-back to gain greater ownership of Progen should the Buy-Back Proposal be approved.

Additionally, these shareholders may benefit from future increases in the Progen share price.

•                                Stabilisation of Share Register

Since the announcement of the cancellation of the PATHWAY program for PI-88, Progen’s leading pharmaceutical compound, the Progen share price has been trading at historical lows and there appears to be uncertainty amongst investors on the future direction of Progen.

The Buy-Back Proposal provides the opportunity for those shareholders that want to see PI-88 further developed to retain their share ownership and for those shareholders who want to have capital returned to either reduce their shareholding or to exit their investment.  This may provide Progen with a more stable share register than it has currently.

•                                Waiving Certain Transaction Costs

By selling shares via the voluntary share buy-back, Progen shareholders will be waiving certain transaction costs such as brokerage fees which might be incurred if these Progen shareholders were to sell their Progen shares on-market outside of the Buy-Back Proposal.

Disadvantages

•                                Raising Capital Going Forward

By returning capital, Progen may need to raise capital in the future to fund the expansion of its existing portfolio, once these programs have advanced to the later stages of their life cycle.  While it is not possible to accurately determine the price at which Progen will be able to raise these funds at in the future, it is possible that the funds raised will be at a lower price than the Buy-Back Price.

•                                Attractiveness for M & A Opportunities

By returning capital, Progen may not be able to respond quickly to any investment opportunities in the future if it has to raise further funds in order to do so.  Additionally, it could potentially result in Progen being less attractive as a merger or acquisition target in future.  Progen’s strong cash position contributed to its attractiveness as a merger candidate in the Proposed Merger with Avexa Limited.(9)

Approving the Buy-Back Proposal could potentially result in Progen shareholders foregoing future opportunities for merger, acquisition or partnership with other entities.

•                                Shares Offered for Sale May Not be Purchased in Full

As the Buy-Back Proposal is capped at a maximum of $40 million, the Progen shareholders who request to sell their shareholding in full may not be able to.  Under a Fully Participated VSBB scenario, where the number of shares offered by Progen shareholders wishing to participate in the voluntary share buy-back is equal to or exceeds 36,363,636 the number of Progen shares to be bought back from each Progen shareholder will be scaled back on a pro-rata basis having regard to the total number of acceptances.

•                                Effect of Buy-Back Proposal on Control of Progen

As a maximum of 60% of the Progen shares outstanding may be purchased by the Company under the voluntary share buy-back, the ownership in the Company will be concentrated if the Buy-Back Proposal is approved and shares are purchased under the voluntary share buy-back.  The effect of the voluntary share buy-back on control of Progen will not be known until after the end of the Buy Back Period (as defined in the Explanatory Memorandum).

We do note however, the three largest beneficial shareholders, should they choose not to participate would increase their percentage share of issued capital as follows:

Beneficial Shareholder	Prior to VSBB	POST VSBB (if they do not participate)
Northcape Capital	8%	20%
Manifest Capital Management Pty Ltd	8%	20%
Entrust Funds Management Ltd	6%	15%
Total	24%	55%

The above table shows that while no one party would control Progen they each would have influence over Progen and potentially it’s future direction.  We also note that the three investors are fund managers and it appears that generally the fund managers have been interested in a capital return such as the Buy-Back Proposal.

(9) 5 February 2009: Chairman’s letter to Progen shareholders highlights that “the key anticipated outcomes of the Merger include.. Creating a merged balance sheet with a projected cash balance of over $60 million, which is expected to provide sufficient cash to fund, amongst the merged group’s other selected projects, the clinical trials of ATC through to the week 24 milestone of the first Phase III study, expected late 2010”.

•                                Potential Reduction in Liquidity

There will be a reduction in the number of Progen shares on issue which may decrease the liquidity of the shares trading on the ASX.

Conclusion

In considering the potential advantages and disadvantages to Progen shareholders should the Buy-Back Proposal proceed, compared to those should it not proceed, we have determined that the advantages outweigh the disadvantages.

6.3.                  The Position of Progen Shareholders Should the Buy-Back Proposal be Approved or not Approved

Should the Buy-Back Proposal be approved and the entire $40 million available in the voluntary buy-back is taken up we have assessed the value of Progen shares post the Fully Participated VSBB to be in the range of $1.31 to $1.68 per Progen share on a minority interest basis.  We note that this range is higher than the assessed value of Progen shares prior to the voluntary share buy-back.

Should the Buy-Back Proposal not be approved and given Progen have already gone through a process to consider merger and acquisition opportunities without success the likely other option would be to return all the capital to the shareholders through a liquidation of the Company.

An entire capital return alternative will incur costs which will reduce the capital return to less than the forecast net cash backing of $1.09 as set out in Section 5.6.  In addition, it may crystallise contingent liabilities set out in Section 4.2.1.  The capital returned may be less than our value of the Progen shares.

6.4.                  Conclusion on the Buy-Back Proposal

On the basis of the factors set out above, in our view, the Buy-Back Proposal is, in the absence of a superior proposal, considered to be in the best interests of Progen shareholders.

An individual shareholder’s decision in relation to the Buy-Back Proposal may be influenced by his or her particular circumstances.  We have considered the Buy-Back Proposal generally.  We have not considered the effect of the Buy-Back Proposal on the particular circumstances of individual Progen shareholders nor have we considered their individual objectives, financial situation or needs.  Due to particular circumstances, individual Progen shareholders may place different emphasis on various aspects of the Buy-Back Proposal from the one adopted in this Report.  Accordingly, individuals may reach different conclusions as to whether the Buy-Back Proposal is in their best interests.

If the Buy-Back Proposal is approved, Progen shareholders must then also decide whether or not to sell their Progen shares into the voluntary share buy-back.  A Progen shareholder’s decision to offer to sell their shares in the voluntary share buy-back is a different decision to approving the Buy-Back Proposal.

This Report only provides an opinion in relation to whether or not the Buy-Back Proposal is in the best interests of Progen shareholders.  This Report does not provide an opinion as to whether or not Progen shareholders should offer to sell their shares in the voluntary share buy-back, if the Buy-Back Proposal is approved.

7.                            QUALIFICATIONS, DECLARATIONS & CONSENTS

7.1.                  Qualifications

WHKSL provides corporate finance services in relation to mergers and acquisitions, capital raisings, corporate restructuring and financial matters generally.  One of its activities is the preparation of company and business valuations and the provision of independent advice and expert reports concerning mergers and acquisitions, takeovers and capital reconstructions.

The executives responsible for preparing this Report on behalf of WHK Horwath are Ross Patane and Harley Mitchell.

Ross is a Principal of WHK Horwath Pty Ltd, and a Director of WHKSL.  He is an Associate of the Institute of Chartered Accountants and an Affiliate of the Financial Services Institute of Australia and holds a Bachelors degree in Business (Accounting) from the Queensland University of Technology.

Harley is an Associate Principal of WHK Horwath Pty Ltd, and an Associate of WHKSL.  He has over 12 years experience in valuations and has completed a Graduate Diploma of Chartered Accounting, the Financial Services Institute of Australia (FINSIA) Graduate Diploma of Applied Finance and has been a lecturer for FINSIA.

The Brisbane practice of WHK Horwath Pty Ltd as it is now known, was established in 1888 and is a firm of chartered accountants that provides a wide range of professional services including advice to corporations and businesses generally and including advice on valuations, company acquisitions, takeovers, and restructures.

WHKSL is retained to advise companies and organisations on financial matters including valuations of shares, goodwill and other assets. WHKSL holds Australian Financial Services Licence No.247427, pursuant to Section 913B of the Corporations Act 2001, and its representatives are qualified to provide this Report.  This licence authorises WHKSL to carry on a financial services business to provide financial product advice for various classes of financial products including interests in managed investment schemes and securities.  WHKSL and its representatives have not provided advice to Progen.

7.2.                  Disclaimers

It is not intended that this Report be used or relied upon for any purpose other than the purpose defined in Section 2.1 of this Report.  WHKSL expressly disclaims any liability to any person who relies or purports to rely on this report for any other purpose, and to any other party who relies or purports to rely on this report for any purpose.

This report has been prepared by WHKSL with care and diligence and statements and opinions given by WHKSL in the Report are given in good faith and in the belief on reasonable grounds that such statements and opinions are correct and not misleading.  However, no responsibility is accepted by WHKSL or any of its officers or employees for errors or omissions however arising in the preparation of this Report, provided that this shall not absolve WHKSL from liability arising from an opinion expressed recklessly or in bad faith.

7.3.                  Declarations

In accordance with s648 (2) of the Corporations Act we confirm we are not aware of any business relationship or financial interest of a material nature with either, its related parties or associates, that would compromise our impartiality.  In return for the preparation of our report we have received a fee the receipt of which has not been contingent upon any factor, and its amount calculated with reference to time spent at normal professional fee rates for work of this type.  Accordingly, WHKSL does not have any pecuniary interests that could reasonably be regarded as being capable of affecting our ability to give an unbiased opinion.  WHKSL itself independent in terms of Regulatory Guide 112 issued by ASIC on 30 October 2007.

WHKSL provided a draft copy of this report to the Directors and management of Progen for their comments as to its factual accuracy only.  The opinions and conclusions reached in this report are the responsibility of WHKSL alone.  Changes made, if any, to this report as a result of review by the Directors and management of Progen have not changed the methodology, conclusions reached by, or opinion of WHKSL.

WHKSL does not have at the date of this Report nor, has had any shareholding in or other relationship with Progen that could reasonably be regarded as capable of affecting its ability to provide an unbiased opinion.  WHKSL will receive a fee based on time costs of approximately $50,000 (plus GST).  This fee is not contingent upon the success or failure of the Buy-Back Proposal, and has been calculated with reference to time spent on the engagement at normal professional fee rates for work of this type.  WHKSL will receive no other benefit for the preparation of this Report.

7.4.                  Consents

WHKSL consents to the issuing of this Report in the form and context in which it is to be included in the Transaction Documents.  Neither the whole nor any part of this report nor any reference thereto may be included in any other document without the prior written consent of WHKSL to the form and context in which it appears.

Yours sincerely

WHK Horwath Securities Ltd

ABN 91 010 208 107

AFSL 247427

ROSS PATANE	HARLEY MITCHELL
DIRECTOR	ASSOCIATE

Liability Limited by a scheme approved under Professional Standards Legislation other than for the acts or omissions of financial services licensees

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APPENDIX 1 - SUMMARY OF VALUATION METHODS

A summary of the Business Valuation approaches commonly used as valuation methods have been outlined below.

Method

“Value” is normally assessed to be the future economic benefits that are expected to be derived from ownership of an asset and there are a number of commonly accepted valuation methodologies that are used to determine value:

•                                Discounted cash flow

•                                Capitalisation of future maintainable profits

•                                Value of net tangible assets, as a going concern

•                                Orderly realisation of assets

•                                Relief from royalty

•                                Capitalisation of future maintainable dividends

•                                Comparable sales of shares

•                                Rules of thumb

•                                A combination of methods

Discounted cash flow

Normally this approach provides the most valid basis for valuing an asset.  It is based on the theory that the value of a business depends on the future net cash flow of the business discounted back to a present value at an appropriate discount rate.  Critical factors in this method of valuation are the determination of an appropriate discount rate and the identification of the actual cash flows both capital and operational.

Discounted cash flow calculations can be particularly appropriate in valuing businesses in a growth phase or having large irregular cash flows to support fixed asset replacement and also in start-up businesses where no earnings history exists and cash flows will be irregular.  The methodology incorporates a future terminal value based on maintainable operating cash flows.

We have adopted this valuation methodology in valuing the commercialisation of PI-88 in Taiwan, due to the following factors:

•                                The valuation of the pharmaceutical compound focuses on future prospects and there is generally no historical information that allows the use of alternate valuation methods;

•                                Significant expenditure is required prior to PI-88 being able to generate revenue; and

•                                There is significant risk associated with the likelihood of success of the pharmaceutical compound prior to commercialisation, which can only be adequately reflected by probability weighting the cash flows associated hurdles.

Capitalisation of future maintainable earnings

For industrial and commercial entities, it is generally assumed that they will have an almost infinite life.  It is also considered too difficult to make forecasts of future cash flows for too many years in the future.  It is usual in these circumstances to estimate the future maintainable profits as a substitute for the future cash flows and to multiply this earnings figure at an appropriate price earnings multiple.

We have not used this methodology to value Progen as it is a business where no earnings history exists and irregular cash flows are forecasted.

Value of net tangible assets as a going concern

The value of assets on a going concern basis is often used to value companies holding real estate portfolio investments or other assets that are surplus to operating requirements.  This method is normally only applied to controlling interests in passive investment companies or the like.

We have used a net-cash backing cross-check to our primary valuation methodology of Progen.  As we are valuing Progen on a minority interest basis and given the inherent value in the commercialisation of PI-88 in Taiwan, we have not used this method as our primary valuation method.

Orderly realisation of assets

Normally a controlling shareholder has the capacity to liquidate a company or its underlying assets and therefore the value of a controlling shareholding is normally no less than that shareholder’s proportion of the estimated value of the net assets of the company.  This method is often applied where the outlook for future earnings is uncertain or where the capitalised value of such earnings is less than the net realisable value of the assets employed.

As Progen is forecasted to generate revenues from the development of its pharmaceutical compounds and remain a going concern, we are of the view that this methodology is not the most appropriate to value Progen.

Relief from royalty

This method is often used to value intangible assets such as brand names.  The method can be based on either an earnings capitalisation or discounted cash flow approach and involves identifying the future maintainable earnings (or forecast cash flows) attributable to the intangible assets and capitalising (or discounting) them at an appropriate capitalisation (or discount) rate.  The capitalisation (or discount) is often determined with reference to comparable observed transactions.

As we are not valuing an intangible asset, we are of the view that that this methodology is not the most appropriate to value Progen.

Capitalisation of future maintainable dividends

This method is usually applied to the valuations of minority interests in companies.  The concept is that the dividend flow is all that a minority shareholder will receive and the minority shareholder will not be able to influence this dividend flow.

We have not used this methodology to value Progen as it is a business where no / irregular dividend history exists.

Comparable sales of shares

The price at which shares have sold in a private company is often an indicator of the value of the shares particularly if such sales were recent and were between willing and well informed (but not anxious) buyers and sellers.

We have used this methodology to value PGI, as it was acquired by Progen recently and the transaction took place at arms length between a willing but not anxious buyer and seller.

Rules of thumb

Sometimes shares and intangible assets are valued in an industry, based on a ‘rule of thumb’ method.  Such methods rely on the business being valued having sufficiently similar characteristics to enable a general comparison.  They have usually been developed through the observations of market transactions over a long period of time. In many cases these methods have no technical validity albeit that they are widely used.  Their most common use is that as a cross-check to a primary valuation opinion.

In our view, this is not the most appropriate valuation methodology due to the lower technical validity.

A combination of methods

Often it is also appropriate to value a business using different methods in order to arrive at an appropriate valuation as a result of the differing nature of the assets of an entity.  When this approach is used, an entity will be broken down into separate identifiable components that are each valued in accordance with the appropriate valuation method.  The sum of the values of each of the components will constitute the value of the entity.

It is our view that this is the most appropriate methodology to value Progen as a whole, due to the differing characteristics of the various parts of the entity.  The identifiable components valued include:

•                                The commercialisation of PI-88 in Taiwan;

•                                PGI;

•                                Other development programs; and

•                                Surplus Cash.

APPENDIX 2 - PHARMACEUTICAL COMPOUND LIFE-CYCLE

Significant investment is required by drug companies to develop pharmaceutical compounds.  As a result, drug companies are very selective as to which pharmaceutical compounds they chose to develop through to commercialisation.  The success of the pharmaceutical compounds are determined by their performance at various development stages involving testing to prove the safety and efficacy of the pharmaceutical compounds for the medical condition they are intended to treat, broadly summarised as follows:

•                                Discovery:  The identification of new molecular entities (NME)’s is conducted at this initial stage;

•                                Validation:  This stage test whether a lead pharmaceutical compound has satisfactory results in laboratory tests and in animal models of the disease to which it is aimed at.  This potentially includes possible modification of the pharmaceutical compound’s structure;

•                                Preclinical:  This stage is aimed to show that the pharmaceutical compound is safe for initial administration to humans and to determine appropriate initial dosages.   The NME is tested for pharmacological activity and toxicity in an artificial environment and then tested in animals under strictly defined testing conditions;

•                                Clinical Trials:  These are generally broken up into three phases:

•                               Phase I:  A small number of (usually healthy) human volunteers are tested to gain information on the pharmaceutical compound’s toxicity and determine the safe dosing ranges for humans.  The following data is collected:

•                  Absorption;

•                  Distribution throughout the body;

•                  Metabolic effects; and

•                  Rate and manner in which the drug is expelled.

•                               Phase II:  The sample size from Phase I is increased and the sample is selected from patients for whom the pharmaceutical compound is aimed at.  The aim is for the tests to provide substantial evidence on the efficacy and safety of the compound.  Generally also includes the finalisation of the product’s specification and manufacturing process.

•                               Phase III:  The sample size is increased further from Phase II.  The aim is to increase the chances that significant benefits will be found from the pharmaceutical compound.  Any adverse reactions that may occur in patient samples will be observed.  This is the final premarketing phase.

•                                Market Approval:  The next stage involves the company submitting an application to the regulatory authority in the respective countries where it intends to market that product in order to seeking approval for commercialisation.

APPENDIX 3 - COMPARABLE COMPANY RESEARCH

The following table summarises the comparable company betas and volatilities for Progen.

Date	Market Capitalisation ($ million)	Volatility	Beta	Low Beta	High Beta
Sirtex Medical Ltd	124	64%	1.38	1.04	1.72
Biota Holdings Ltd	87	69%	1.78	1.23	2.34
Chemgenex Pharmaceuticals Ltd	82	73%	1.72	1.31	2.13
Avexa Ltd	28	92%	1.87	1.31	2.44
Alchemia Ltd/Australia	28	95%	1.51	0.99	2.02
Living Cell Technologies Ltd	25	153%	1.35	0.69	2.01
Antisense Therapeutics Ltd	23	n/a	1.05	0.44	1.67
Viralytics Ltd	11	109%	0.65	0.21	1.09
Cytopia Ltd	5	n/a	1.08	0.73	1.44
Average		94%	1.38	0.88	1.87
Average (Excluding High and Low)		88%	1.41	0.85	1.90
Progen		100%	0.54	-0.06	1.14

Pharmaceuticals & biotechnology & life sciences GICS Industry	23,501		1.08	(1.76)	3.90

Source: Bloomberg

Volatility: 260 day historical volatility as at 10 March 2009

Beta: OLS AGSM Betas As at 31 December 2008

Sirtex Medical Limited

A medical company which researches, develops and commercializes medical products for the treatment of liver cancer.  The Company is based in Western Australia and markets its products throughout the world. The Company’s products include “SIR-Spheres,” which uses micro-particle technology to treat liver cancer.

Biota Holdings Limited

Focuses on the research and development of new human drugs for the treatment of viral respiratory diseases.  Biota’s marketed products are used for the treatment of influenza along with an influenza diagnostic test kit.  The Company is also developing products for the treatment of RSV and rhinovirus.

ChemGenex Pharmaceuticals Limited

A biotechnology medical research company.  The Company researches and develops, through licensing arrangements, testing and treatment for human cancer and for the detection and classification of insulin-dependent diabetes, obesity and depression and anxiety. The Company has operations in Australia and the United States.

Avexa Limited

A pharmaceutical company focused on the research and development of anti-infective drugs for such diseases as HIV, Hepatitis B, and vancomycin resistant bacterial infections.

Alchemia Limited

A biotechnology company that develops carbohydrate based molecules for pharmaceutical applications.  The Company’s products are used in drug development in the field of antibiotics and anti-cancer drugs.

Living Cell Technologies Limited

A biotechnology company that researches and develops a cell based technology used for the treatment of various diseases including Huntington’s, hemophilia and diabetes.

Antisense Therapeutics Limited

Develops and markets drugs for treatment of diseases like psoriasis, multiple sclerosis, autoimmune, cancer, metabolic and cardiovascular.  The drugs are based on small synthetic genetic molecules.  The Company has collaboration with Isis Pharmaceuticals in the United States, which provides the Company access to drug development technology.

Viralytics Ltd.

A biotechnology company which uses anti-cancer virotherapy technology to treat cancer.

Cytopia Limited

A biomedical company involved in researching and developing small molecule therapeutics for diseases such as cancer, cardiovascular and immune disease.

APPENDIX 4 — GLOSSARY

Reference	Term
500 Series	PG500 Series angiogenesis development program to target heparin sulfate and thus inhibit angiogenesis and metastasis
Adjuvant	An additive that enhances the effectiveness of medical treatment
ASIC	Australian Securities & Investment Commission
ASX	Australian Stock Exchange
ATM	Acuity Technology Management Pty Ltd
AUD	Australian Dollars
AUS	Australian Auditing Standards
Ausindustry	The Commonwealth Governments central point for business information and assistance
Buy-Back Price	Price of $1.10 per Progen share
CAPM	Capital asset pricing model
Cellgate	PGI (formerly Cellgate Inc.)
Chemotherapy	The use of chemical agents to treat or control disease (or mental illness)
CRO	Contract research organisation
Cytopia	Cytopia Limited
DCF	Discounted cash flow
DOH	Taiwanese Department of Health
EM	Explanatory Memorandum
Enzymes	Enzyme - any of several complex proteins that are produced by cells and act as catalysts in specific biochemical reactions
FDA	US Food and Drug Authority
FICS	Financial Industry Complaints Service Ltd
Fully Participated VSBB	Voluntary share buy-back assuming equal to or greater than 36,363,636 Progen shares are offered to be sold under the voluntary share buy-back
HDACs	Histones Deacethylases
Histones	A simple protein containing mainly basic amino acids; present in cell nuclei in association with nucleic acid
IER	Independent Experts Report
Immunotherapy	Therapy designed to produce immunity to a disease or to enhance resistance by the immune system
MBC	Medigen Biotechnology Corporation
Medigen	Medigen Biotechnology Inc.
MRP	Market Risk Premium
NASDAQ	US National Association of Securities Dealers Automated Quotations Capital Market
Neoadjuvant therapies

Treatment given as a first step to shrink a tumour before the main treatment, which is usually surgery, is given. Examples of neoadjuvant therapy include chemotherapy, radiation therapy, and hormone therapy.

PDS	Product Disclosure Statement
PGI	Progen Pharmaceuticals Inc (formerly Cellgate Inc)
Progen	Progen Pharmaceuticals Ltd

Reference	Term
Proposed Merger	Merger with Avexa Limited
PSP	PharmaSynth Pty Ltd
Re-re-section	Repeat surgical procedure like the repeat surgical procedure done if the edge of the surgical material was found to involve with cancer cells
Rf	Risk free rate
RG	Regulatory Guide issued by ASIC
RSA	Retirement Savings Accounts
the Act	the Corporations Act 2001 (Cth)
the Company	Progen Pharmaceuticals Limited
the Report	Independent Experts Report
the Transaction Documents	Notice of Meeting, Explanatory Memorandum and Buy-back Booklet dated 22 April 2009
USD	United States Dollars
VWAP	Volume weighted average share price
WHKSL	WHK Horwath Securities Ltd